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                                    VALUATION

                            Marker International GmbH
                                      As of
                                 March 31, 2000




                                   Prepared by

                           HOULIHAN VALUATION ADVISORS
                          111 East Broadway, Suite 1220
                            Salt Lake City, UT 84111
                    Tel: (801) 322-3300; FAX: (801) 322-3310

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                                  July 12, 2000



Mr. Kevin Hardy, CEO
MKR Holdings
P.O. Box 26548
Salt Lake City, UT 84126


                   RE: VALUATION OF MARKER INTERNATIONAL GMBH


Dear Mr. Hardy:

Attached is the valuation report on Marker International GmbH (hereinafter referred to as "Marker" or "the Company") which Houlihan Valuation Advisors ("HVA") has completed at the request of MKR Holdings. The purpose of the valuation is to determine the value of a 15% interest in the Company held by MKR Holdings. Pursuant to the terms of the Operating Agreement dated November 30, 1999 among Marker International GmbH, CT Sports Holdings AG and Marker International (subsequently renamed MKR Holdings), the valuation of the 15% interest "shall not take into account any minority discounts with respect to the Oldco (MKR Holdings) equity interest."

The report has been prepared in accordance with the Uniform Standards of Professional Appraisal Practice and the Business Valuation Standards I through VII set forth by the American Society of Appraisers.

The term "fair market value" is defined as the value at which a willing buyer and willing seller, neither being compelled to act and both being well informed of the relevant facts and conditions which might be anticipated, would effect a sale of an asset at "arm's length" on a given date.

The business valuation study was undertaken using widely accepted principles of financial analysis and valuation. In particular, we observed the principles set forth in Internal Revenue Ruling 59-60, 1959-1 CB 237. The book value, transaction value, market value and income value methods of valuation were utilized in arriving at an estimate of the fair market value of the common stock of Marker.

In preparing the report, we have used information provided by the Company. It has been represented by the Company that the information is reasonably complete and accurate. We did not make independent examinations of information prepared by Company management which was relied upon and, accordingly, we make no representations or warranties nor do we express any opinion regarding the accuracy or reasonableness of such. All of the information made available to us was carefully analyzed and reasonable attempts were made to find additional information which would be helpful in this study.

All financial projections relied upon were prepared by Marker management, which has represented to us that such projections reflect its best estimates as to the future potential of the Company. It should be emphasized that forecasting the future is at best a difficult and tenuous process. There will undoubtedly be disparities between the projected figures and actual results, since events and circumstances frequently do not occur as expected, and those disparities may be material.

This report has been prepared for the specific purpose of determining the value of a 15% interest in the Company held by MKR Holdings as of March 31, 2000, and is intended for no other use. The report is not to be copied or given to unauthorized persons without the direct written consent of HVA.

Since valuation is an imprecise science, HVA does not purport to be a guarantor of value. Reasonable people can differ in their estimates of value. HVA does certify that this valuation study was conducted and the conclusions arrived at independently using conceptually sound and commonly accepted methods of valuation.

Our study has concluded that a reasonable estimate of the fair market enterprise value of the equity of Marker as of March 31, 2000 is $24.1 million. The estimated value of a 15% interest in the Company on that date is $3.6 million based on the Agreement whereby a minority interest discount is not applicable to MKR Holdings' 15% interest in the Company.

Neither HVA or its principals have any present or intended interest in Marker. HVA's fees for this valuation are based on professional time charges, and are in no way contingent upon the final valuation figure determined.



HOULIHAN VALUATION ADVISORS



By: /S/ Fredric L. Jones
    ---------------------------
    Frederic L. Jones, ASA
    Accredited Senior Appraiser

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TABLE OF CONTENTS

TABLE OF CONTENTS................................................................1

PREFACE..........................................................................3

BASIC PRINCIPLES OF VALUATION....................................................4

INTRODUCTION.....................................................................5

PURPOSE..........................................................................5
SCOPE............................................................................5
METHODOLOGY......................................................................5

COMPANY BACKGROUND...............................................................6

OVERVIEW.........................................................................6
MKR HOLDINGS.....................................................................6
COMPANY HISTORY..................................................................7
PRODUCTS.........................................................................8
SALES............................................................................8
MARKETING........................................................................9
PRODUCT DEVELOPMENT AND INTELLECTUAL PROPERTY....................................9
COMPETITION.....................................................................10
PROPERTY, PLANT AND EQUIPMENT...................................................10
MANAGEMENT......................................................................10
EMPLOYEES AND LABOR RELATIONS...................................................11
STRATEGY........................................................................11
OPERATIONAL DIRECTIVES..........................................................11

ECONOMIC OVERVIEW AND OUTLOOK...................................................13

OVERVIEW U.S. NATIONAL ECONOMY..................................................13
JAPANESE ECONOMIC OVERVIEW......................................................15
EUROPEAN ECONOMIC OVERVIEW......................................................16

INDUSTRY OVERVIEW - SPORTING GOODS MANUFACTURING................................17

U.S. OUTDOOR SPECIALTY MARKET OVERVIEW..........................................17
WORLDWIDE ALPINE SPORTS EQUIPMENT OVERVIEW......................................19

FINANCIAL REVIEW................................................................21

CROSS SECTIONAL ANALYSIS........................................................23

ESTIMATES OF VALUE..............................................................24

OVERVIEW........................................................................24
NATURE OF THE SECURITY..........................................................24
NORMALIZATION OF EARNINGS.......................................................25
BOOK VALUE......................................................................26
TRANSACTION VALUE...............................................................27
MARKET VALUE....................................................................27
INCOME VALUE....................................................................28

SUMMARY AND CONCLUSION..........................................................31

EXHIBITS

EXHIBIT #1............................................HISTORICAL INCOME STATEMENTS
EXHIBIT #2................................INCOME STATEMENT ITEMS AS A % OF REVENUE


VALUATION OF MKR HOLDINGS AS OF MARCH, 31 2000                           PAGE 1
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
EXHIBIT #3.......................................................................INCOME STATEMENT ITEM GROWTH RATES
EXHIBIT #4................................................................................SELECTED FINANCIAL RATIOS
EXHIBIT #5................................................................................HISTORICAL BALANCE SHEETS
EXHIBIT #6.....................................................................BALANCE SHEET ITEMS AS A % OF ASSETS
EXHIBIT #7...................................SELECTED STATISTICS FOR MARKER AND OTHER SPORTING  GOODS MANUFACTURERS
EXHIBIT #8..............................................................................PROJECTED INCOME STATEMENTS
EXHIBIT #9......................................................PROJECTED INCOME STATEMENTS AS A % OF TOTAL REVENUE
EXHIBIT #10......................................................................INCOME STATEMENT ITEM GROWTH RATES
EXHIBIT #11........................................................INDUSTRY SAMPLE GROUP - DESCRIPTION OF COMPANIES
EXHIBIT #12..............................................................INDUSTRY SAMPLE GROUP - PUBLIC MARKET DATA
EXHIBIT #13........................................................MARKET VALUE RATIOS OF THE INDUSTRY SAMPLE GROUP
EXHIBIT #14..........................HISTORICAL STRUCTURE OF YIELDS OBSERVABLE AND AVAILABLE ON SELECTED SECURITIES
EXHIBIT #15.............................................COMPUTATION OF APPLICABLE DISCOUNT AND CAPITALIZATION RATES
EXHIBIT #16........................................................................WEIGHTED AVERAGE COST OF CAPITAL

APPENDICES

APPENDIX A............................................................................................CERTIFICATION
APPENDIX B.........................................................................STATEMENT OF LIMITING CONDITIONS
APPENDIX C....................................................................................REVENUE RULING #59-60
APPENDIX D.................................................................................PROFESSIONAL CREDENTIALS


VALUATION OF MKR HOLDINGS AS OF MARCH, 31 2000                           PAGE 2
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PREFACE


This valuation study was conducted by Houlihan Valuation Advisors ("HVA") at the request of MKR Holdings to provide an estimate of the fair market enterprise value of the equity of Marker International GmbH (hereinafter "the Company" or "Marker") as of March 31, 2000. The purpose of the valuation is to determine the value of a 15% interest in the Company held by MKR Holdings. Pursuant to the terms of the Operating Agreement dated November 30, 1999 among Marker International GmbH, CT Sports Holdings AG and Marker International (subsequently renamed MKR Holdings), the valuation of the 15% interest "shall not take into account any minority discounts with respect to the Oldco (MKR Holdings) equity interest."

This valuation report has been prepared in accordance with the Uniform Standards of Professional Appraisal Practice as well as Business Valuation Standards I through IX set forth by the American Society of Appraisers.

In preparing this report, information provided by the Company was used. Management has represented the information as being reasonably complete and accurate, and as fairly presenting the financial position, prospects and related facts of the Company. HVA is not in a position to certify the accuracy of basic data provided by management, and the validity of this valuation study is dependent upon the accuracy of such data. HVA does certify that conceptually sound methods were used in the valuation.


VALUATION OF MKR HOLDINGS AS OF MARCH, 31 2000                           PAGE 3
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BASIC PRINCIPLES OF VALUATION


The principles that have governed this analysis provide a basis for the determination of value where an active market for a company's securities is lacking. The valuation procedure attempts to analyze the earning power of a company and the ability of the company to convert this earning power into value. Earning power is related to the rates of return expected in the financial markets for various types of investment alternatives, with consideration given to past history, expected growth rates and risk. This report provides a direct comparison between Marker's operations and those of companies operating in the same industry. From this comparison, certain reasonable conclusions concerning the relative financial position and performance of the Company may be drawn.

Fair market value is that value at which a willing buyer and willing seller, neither being compelled to act and both being well informed of the relevant facts and conditions which might be anticipated, would effect a sale of an asset at "arm's-length" on a given date.

The value of securities of a corporation in the hands of its stockholders and the value of the underlying assets of the corporation are often only incidentally related. The value of securities that are freely traded in a public market is influenced as much by external factors beyond the control of the company as it is by internal factors within the control of management. Such external factors include:

     -    General economic conditions;

     - Conditions existing within a specific industry (e.g., degree of risk, stability or rate of growth);

     - Public attitude and investor sentiment toward particular industries and companies.

Fair market value of securities that enjoy an active public market is determined by actual market quotations on a particular date, unless the market for a security is affected by some abnormal influence or condition. Determination of fair market value of securities of a closely held corporation, however, cannot be determined as precisely, thus creating a need for independent professional business valuation. Principal weight must be given to evidences of earning power, book value, dividend paying capacity, financial and competitive position, and other facts and circumstances which a potential buyer and seller would consider. Also, prices realized in actual sales of similar companies on or about the valuation date afford a realistic measure of value.

Professional valuation of a closely held company cannot be considered an exact science; however, experience has shown that comprehensive and thorough valuation analyses can generate ranges of value that are reasonable and relevant.

The various techniques used in this report are based on different concepts and assumptions. As a result, their application produces a range of possible values. A single number within that range is given as a reasonable estimate of value as of the valuation date. It should be emphasized that, as is the case with publicly traded securities, when expectations for Marker change over time, so does its value. Further, the value of a firm may fluctuate over time even though its internal operating characteristics remain essentially unchanged. The securities market places different significance on income and risk properties of companies as general economic conditions vary.

VALUATION OF MKR HOLDINGS AS OF MARCH, 31 2000                           PAGE 4
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INTRODUCTION


PURPOSE

The purpose of the valuation is to determine the value of a 15% interest in the Company held by MKR Holdings. Pursuant to the terms of the Operating Agreement dated November 30, 1999 among Marker International GmbH, CT Sports Holdings AG and Marker International (subsequently renamed MKR Holdings), the valuation of the 15% interest "shall not take into account any minority discounts with respect to the Oldco (MKR Holdings) equity interest."


SCOPE

Both internal and external factors that influence the value of Marker have been analyzed and interpreted. Internal factors include the firm's performance and financial structure, as well as the size and marketability of the interest being valued. External factors include, among others, the health of the industry and the position of the Company therein, economic trends, and conditions in the securities markets.


METHODOLOGY

The report first looks at the background and operating characteristics of Marker. It next provides overviews of the national and international economies and the sporting goods manufacturing industry, each important as a description of the environment in which the Company operates.

A financial analysis of the Company, as well as a comparative analysis of the performance of the Company with that of the industry, follows. Next, the report determines explicit values for the Company via the application of alternative valuation techniques. Four valuation methods are utilized: book value, transaction value, market value (derived from market value ratios of similar firms), and income value (based on the present value of future benefits). After considering the assumptions and relative justification of each valuation method, the results are synthesized into a fair market value estimate of the Company's common stock.


VALUATION OF MKR HOLDINGS AS OF MARCH, 31 2000                           PAGE 5
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COMPANY BACKGROUND


OVERVIEW

Marker is a designer, developer, manufacturer and marketer of alpine ski bindings in North America, Europe and Asia. Marker is a holding company that operates through its subsidiaries, Marker Deutschland GmbH ("Marker Germany"), Marker USA, Marker Japan Co., Ltd. ("Marker Japan"), Marker Austria GmbH ("Marker Austria") and Marker Canada, Ltd. ("Marker Canada").

Substantially all of the Company's ski bindings are manufactured by Marker Germany in Eschenlohe, Germany. In addition to manufacturing the bindings, Marker Germany also distributes bindings in Germany, sells bindings to subsidiaries of the Company and sells to independent distributors in Europe and other countries where the Company does not have a distribution subsidiary. The production of Junior bindings is outsourced to a third party manufacturer in the Czech Republic. Marker USA and Marker Japan each have their own sales forces and marketing departments for sales and marketing of bindings and related parts directly to retailers in the United States and to both retailers and wholesalers in Japan, respectively. In January 1998, Marker Canada began distributing Marker ski bindings along with other brand name sporting equipment, including Tecnica ski boots, in-line skates, trekking boots and Volkl skis and tennis equipment. Marker Austria distributes the Company's ski bindings in Austria through an independent sales force.

Until March 1999, Marker Ltd., a subsidiary of the Company, designed, distributed and sold to retailers Marker branded clothing, gloves and luggage products for skiing and other recreational activities. On March 8, 1999, MKR Holdings and Marker Ltd. granted Ski & Sports Recreations Company, L.L.C. an exclusive, worldwide right to manufacture, market and sell Marker Ltd.'s apparel and luggage products utilizing the "Marker" tradename in return for royalty payments equal to a percentage of net sales, which ranges from 3% to 5%. Marker has the right to terminate the license agreement in the event annual net sales fall below a certain level. In addition, Marker and Marker Ltd. may, at any time before March 21, 2001, acquire by assignment all of the rights of Ski & Sports Recreation Company under the license agreement. Marker and Marker Ltd. also have the right of first refusal through March 31, 2002 as to any sale or transfer of the business or assets used by Ski & Sports Recreation Company, L.L.C. for the manufacture, sale and marketing of the apparel business.


MKR HOLDINGS

Prior to November 30, 1999, the Company's business was owned and operated by MKR Holdings. MKR Holdings was a holding company that operated its business through its subsidiaries, Marker Germany, Marker USA, Marker Ltd., Marker Japan, Marker Austria and Marker Canada. MKR Holdings and its subsidiaries were a leading designer, developer, manufacturer and marketer of alpine ski bindings in North America, Europe and Asia. Substantially all of MKR Holdings' ski bindings were manufactured by Marker Germany, which also distributed bindings in Germany, to subsidiaries of MKR Holdings, and to independent distributors in countries where MKR Holdings did not have a distribution subsidiary.

On November 30, 1999 (the "Closing Date"), the MKR Holdings sold substantially all of its assets (including the equity securities of its subsidiaries) to Marker, a GmbH organized under the laws of Switzerland, pursuant to an asset purchase agreement (as amended by the Amendment to the Asset Purchase Agreement dated as of September 20, 1999, the "Purchase Agreement") between the Company and MKR Holdings. In exchange, Marker assumed substantially all of the liabilities of MKR Holdings and MKR Holdings received a 15% equity interest in Marker. The remaining 85% equity interest in Marker is held by CT Sports Holding AG ("CT"), a joint venture between Tecnica S.p.A. and H.D. Cleven, the principal shareholder of the Volkl Group. Pursuant to the Purchase Agreement, CT was required to contribute to Marker $15,000,000 in cash for its 85 % equity interest in Marker. As a result of CT's purchase of 66.66% of Marker Canada in

VALUATION OF MKR HOLDINGS AS OF MARCH, 31 2000                           PAGE 6

June 1999 for $1,025,501, CT's actual contribution to Marker, which was a combination of debt and equity, totaled $13,974,499.

In connection with the Purchase Agreement, MKR Holdings and CT entered into an operating agreement which, among other things, grants CT an option (the "Option") to purchase MKR Holdings' 15% equity interest in Marker at any time on or after November 30, 2001, at the then fair market value, subject to reduction in an amount equal to the sum of: (a) any indemnity obligations of MKR Holdings to Marker, (b) all unreimbursed advances from Marker for operating and administrative expenses (currently estimated to be approximately $300,000 per year) and costs of defending indemnifiable claims, if any, incurred by Marker, together with interest thereon, (c) all advances by Marker to MKR Holdings to pay any income tax liability, together with interest thereon, plus (d) $775,000. Thereafter, MKR Holdings will be liquidated and the net proceeds of the exercise of the Option will be distributed to the shareholders of MKR Holdings in liquidation. In determining fair market value, all of CT's $15,000,000 transfer has been considered equity.

In connection with the Purchase Agreement, MKR Holdings reached agreements-in-principle regarding the restructuring of its debt and the treatment of such debt under a plan of reorganization with substantially all of its creditors that were impaired under the plan of reorganization. On August 19, 1999, MKR Holdings, DNR North America, Inc. and DNR USA, Inc. (collectively, the "Debtors") filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court"). On September 22, 1999, the Debtors filed the First Amended Joint Chapter 11 Plan of Reorganization (as amended by the Amendment to the First Amended Joint Chapter 11 Plan of Reorganization, dated as of October 25, 1999, the "Plan") and a related disclosure statement (the "Disclosure Statement"). By order dated September 22, 1999, the Bankruptcy Court approved the Disclosure Statement as containing adequate information. The Disclosure Statement and the Plan were subsequently distributed to the Debtors' creditors and shareholders for approval, which approval was subsequently obtained. On October 27, 1999, the Plan was confirmed by order of the Bankruptcy Court (the "Confirmation Order"). Pursuant to the Confirmation Order, the Bankruptcy Court approved the Plan and the Purchase Agreement on October 27, 1999. MKR Holdings did not distribute any securities in connection with the plan.

As a result of the events described above, MKR Holdings is no longer engaged in the conduct of business and operates for the sole purpose of holding and subsequently liquidating its assets (which consists almost entirely of its equity interest in Marker). MKR Holdings is required to dissolve and liquidate all of its assets no earlier than November 30, 2002, and no later than November 30, 2004. If the Option is not exercised prior to liquidation, then upon liquidation, the shareholders of MKR Holdings will receive an equity interest in Marker equal to each shareholder's pro rata share of MKR Holdings' 15% equity interest in Marker.


COMPANY HISTORY

Marker was originally founded in 1952 by ski binding pioneer Hannes Marker in Garmisch-Partenkirchen, Germany. Northwest Energy Corp. acquired the Company in 1981 and its headquarters were moved to Salt Lake City, Utah. Williams Companies subsequently acquired Northwest in 1983. In 1984, Willaims Companies sold Marker to Hank Tauber, a former head coach of the United States Women's Ski Team. The Company went public in August 1994, selling 2.66 million shares at an offering price of $7.00 per share.

In June 1995, the Company entered the snowboard business through a 25% equity interest in DNR Sportsystem ("DNR"). An additional 55% of the common shares of DNR was purchased in 1996, bringing Marker's total ownership in DNR to 80%. The acquisition was financed through a combination of bank debt and the proceeds of a secondary equity offering (June 1996). The Company formed DNR USA in 1997 to manufacture snowboards at a newly constructed 56,608 square foot snowboard manufacturing facility located in Salt Lake City. In addition, the Company formed DNR North America and DNR Japan, as distribution companies for snowboards and related products in the United States and Japan, respectively.

Due to a combination of slumping market growth, industry over capacity and the Company's own financial difficulties, the Company decided to dispose of its snowboard manufacturing operations, including the sale of its manufacturing facility in

VALUATION OF MKR HOLDINGS AS OF MARCH, 31 2000                           PAGE 7
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Salt Lake City, and exit the snowboarding business in September 1998. Marker's total loss from snowboarding was approximately $38 million.

In June 1998, Hank Tauber stepped down as the Company's chief executive officer. Prior to the Board's appointment of Peter Weaver as Marker's President and Chief Executive Officer in October 1998, a turnaround consultant was hired to serve as interim chief operating officer and to renegotiate the Company's bank facilities.


PRODUCTS

The Company designs, develops, manufactures and distributes ski bindings consisting of more than 25 high quality models. The models range from high performance racing models, such as the Logic M9.2 Turbo SC Racing and other top-end models featuring the Company's patented Selective Control System, Biometric Programmed Upward Release and Comshock Piston, to the children's M1.2 model. Suggested retail prices in the United States of such models range from $120 to $395.

In addition to a ski binding's primary function of attaching a ski to a ski boot, the binding serves as a safety mechanism. The timing of a binding's release mechanism is significant in both its retention and release functions. When a skier applies an amount of force to a ski binding that exceeds the safety setting of the binding, the binding is designed to release the ski boot from the ski in order to decrease the risk of injury to the skier. Therefore, a binding must be designed to recognize specific levels of force exerted against it.

Marker bindings feature Logic, BioMetric, Edge Pressure System and Gliding AFD technology. The Company's patented technology tightly couples the ski boot and binding, resulting in a binding system that is designed not to be affected by contamination between the ski boot and binding and provide more power to the ski, less fatigue to the skier and added protection from injury.


SALES

Approximately 60% of the Company's total ski binding orders for each fiscal year ending March 31 are obtained through its "Pre-Season Sales Program," which runs from February 1st through September 15th. Marker bindings ordered under the Pre-Season Sales Program are shipped to retailers from July through November and are recorded by the Company as sales on the date of shipment. This results in the recording of the majority of the Company's annual sales during its second and third fiscal quarters. Although certain of Marker's customers have contributed significantly to the Company's sales, no customer represented more than 10% of its sales in any of the last three years.

Approximately 35% of the Company's total ski binding orders for each fiscal year are obtained through its "Reorder Program," which includes products ordered after September 15th and shipped before March 31st of each year. Bindings sold under the Reorder Program usually include models in the Company's existing inventory and products, which will be discontinued in the upcoming season. The success of the Reorder Program primarily affects the Company's third and fourth fiscal quarter results.

Approximately 5% of the Company's total ski binding orders for a fiscal year are obtained through its Shop and Pro Programs, which offer reduced pricing on the Company's products to retail ski shop employees, ski instructors and other professionals in the industry. The Company believes recommendations from sales persons and professional skiers can be an important factor in influencing consumer decisions to purchase a particular binding brand.


VALUATION OF MKR HOLDINGS AS OF MARCH, 31 2000                           PAGE 8
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MARKETING

The Company actively advertises and markets its products. The Company spends the majority of its advertising budget on advertisements in ski magazines such as SKIING MAGAZINE, SKI MAGAZINE, AND POWDER MAGAZINE in the United States, and similar magazines in foreign markets.

To increase brand recognition, in addition to offering technologically advanced bindings, the Company aggressively markets the Marker brand name. To influence its presence in retail shops, the Company devotes resources to maintaining and improving its relationships with retailers and shop personnel. By conducting in-shop sales clinics, shop employees are encouraged to recommend Marker products to their retail customers. In addition, the Company, as part of the United States Authorized Retailer Program, requires that all authorized retail shops employ a technician who has been trained and certified by the Company concerning the installation and adjustment of Marker bindings. Lastly, the Company sells its bindings to the sales staff of its retailers and to professional skiers at special prices so that they will be able to recommend the Company's products as a result of personal experience.

To foster the recognition of the Marker brand name, the Company also establishes endorsement relationships with national ski teams and racing professionals. These endorsement contracts, which typically run from one to two years and provide for a base payment to the racer, with additional payments for placing in a competition. Racers endorsing and using Marker bindings have won many Olympic, World Cup and professional ski competitions.


PRODUCT DEVELOPMENT AND INTELLECTUAL PROPERTY

In order to maintain its leadership position and to continue to offer technologically advanced ski bindings, the Company devotes resources to improving and developing its current and future products. The research, development and design of its ski bindings is performed by the Company's Research and Development Department at its plant in Eschenlohe, Germany. The Company has developed substantially all of its proprietary technology used in manufacturing Marker ski bindings.

Product development is a result of the integrated efforts of the Company's R&D, Manufacturing and Sales departments, all of which work together to generate new ideas to be incorporated into its products. The Company also regularly receives suggestions from ski racers who use the Company's products. After the Company decides to use a new component in a product, the R&D Department, with the assistance of machine shop personnel, integrates the mechanical process and refines the product design and mechanism of the developing product. Simultaneously with the development of the internal mechanisms of its products, the Company usually engages an external design firm to assist in the determination of colors and the integration of shape with the new technology.

The Company has a state-of-the-art laboratory used for testing products in the development stage as well as products currently on the market. Additionally, the laboratory technicians regularly test products produced by the Company's competitors.

The R&D Department continually develops new components for which the Company may obtain patents. The Company typically files its patent applications in the name of Marker International or the appropriate subsidiary. Patent applications have been filed in the United States, Germany, Japan and, in certain cases, the countries in which the Company's competitors manufacture ski bindings. The Company has filed more than 40 patent applications over the past three years and currently has over 130 families of patents and patent applications covering its technology filed in numerous countries around the world, of which over 35 are devoted to technology currently used by the Company.

The Company markets its products under a number of trademarks registered in various countries throughout the world. The Company believes that the Marker trademark is widely known as identifying high-quality, high-technology ski bindings

VALUATION OF MKR HOLDINGS AS OF MARCH, 31 2000                           PAGE 9
and is deemed to be a valuable asset of the Company. The Company is not aware of any third party violations of its trademarks.


COMPETITION

The Company competes on the basis of the quality, technology, brand name recognition and performance of its ski bindings and related products. Other competitive factors include marketing and distribution methods, customer service and the management of sales promotion activities. Marker's competitors in alpine ski bindings include Adidas-Salomon ("Salomon" brand), Atomic ("ESS" brand), HTM ("Tyrolia" brand) and Rossignol (formerly "Geze" and "Look" brands).


PROPERTY, PLANT AND EQUIPMENT

The Company leases a 26,000 square foot combined office and western United States distribution facility located in Salt Lake City, Utah on a short-term basis. The lease is expires in June 2001. The Company also leases an 8,600 square foot warehouse in Manchester, New Hampshire for use as its eastern United States distribution hub.

The Company leases a 124,146 square foot office, research and development and manufacturing facility in Eschenlohe, Germany. Nearly all of the Company's binding products are manufactured at this facility which houses technologically advanced production and quality assurance machinery. The Company believes that the facility is well suited to meet the manufacturing needs of the Company; it is presently utilized at approximately 65% of total capacity. The lease for the manufacturing facility expires in October 2012. Marker has an option to purchase the facility for DM 11.8 million in September 2004. The lease was purchased by a related party in 2000 at a discount. However, as of March 31, 2000, the terms of the lease to Marker remained unchanged.

The Company also leases three offices in Japan from which sales and distribution activities are directed. These offices are located in the cities of Tokyo, Sapporo and Osaka and comprise approximately 3,500, 500 and 675 square feet, respectively. In addition, Marker Japan leases warehouse space for inventory storage in Tokyo and Osaka totaling approximately 12,900 and 1,075 square feet, respectively. Management believes that these facilities are suitable for the required operational needs of Marker Japan.

The Company also leases a 4,700 square foot facility in St-Laurent, Quebec to house sales and administration staff for Marker Canada. Warehouse space in Canada is leased as needed from a public warehouse.


MANAGEMENT

In October 1998, Marker's Board appointed Peter Weaver as President and Chief Executive Officer. Mr. Weaver previously worked for Marker before leaving for a seven-year stint as President of Easton Technical Products. At Easton, he was responsible for growing the company's archery and mountain product lines. During his previous tenure at Marker, Mr. Weaver's roles included President of Marker USA and Managing Director of Marker Germany. Peter has been involved with sporting goods manufacturing and marketing since 1973. He holds a BA from Amherst College and a MS from University of Pennsylvania.

INGRID GENAU IS A MANAGING DIRECTOR AND CHIEF FINANCIAL OFFICER OF MARKER GERMANY. She has been the CFO of the operations company in Germany since September 1999. Ms. Genau is a business and accounting executive with over 15 years of experience in aerospace and sporting goods. Her prior experience includes CFO of Mistral/North Sails, a manufacturer and marketer of sailboards, sails, and clothing. Prior to Mistral/North Sales, she was a controller for Dornier, a German aircraft company.

SHAUN MORRIS IS THE PRESIDENT OF MARKER CANADA. Mr. Morris is the former President of Benetton in Canada. He is also a long time ski industry executive, experienced with skis, boots, bindings, accessories and apparel.


VALUATION OF MKR HOLDINGS AS OF MARCH, 31 2000                          PAGE 10

EIICHI ISOMURA IS THE PRESIDENT OF MARKER JAPAN. He is also the president of two other Japanese companies, Isomura Sangyo Kaisha Ltd. and Isomura. He was trained as an engineer in Germany. Mr. Isomura has a strong background in operations over the last 35 years.


EMPLOYEES AND LABOR RELATIONS

Marker's non-unionized workforce consists of approximately 344 full-time employees and 19 part-time employees. Of these, 229 employees are involved in production, 61 in selling, 13 in warehousing and shipping, 47 in general administration, and 13 in research and development.


STRATEGY

To meet the Company's goal of returning to profitability, generating an operating profit margin of at least 12%, and growing the Company through strategic partnerships in the winter sports business and brand licensing, Mr. Weaver has communicated the following strategic imperatives:

     -    Renewed emphasis on alpine ski bindings as the core business.

     - Maintaining Marker's position as the technological leader in alpine bindings.

     - Operational planning and control will be shifted to the Company's manufacturing and product development facilities in Eschenlohe, Germany. Marker Germany will assume centralized planning authority as a means of assuring integral linkage among global forecasts, demand, production and inventory management.

     - Marker International will function only as a holding company to account for group activities.

     - The apparel business (previously operated as Marker Ltd.) has been licensed to and financed by third parties, with a buy back provision included in the licensing agreement.


OPERATIONAL DIRECTIVES

Going forward, Marker intends to operate under the following assumptions:

     - Pricing to be established by local subsidiaries or distributors based upon competitive factors at price points in each market.

     - Maintenance of market share levels will not be at the expense of supporting reasonable operating margins.

     - Aggressive reorganization of the German assembly operations to match industry demand requirements and increase plant efficiency. The recent automation of the heel assembly process has yielded substantial efficiencies and the toe assembly process has been targeted as the next area for improvement. A highly reputed independent German consulting group has been hired to lead the production reorganization initiative. Annual cost savings after investment have been estimated at $6.3 million and will reach full run rate by fiscal year 2003.

     - Production levels will be continuously monitored against actual sales, to maximize flexibility in maintaining reasonable minimal inventory levels.

VALUATION OF MKR HOLDINGS AS OF MARCH, 31 2000                          PAGE 11

     - Overhead and operating expenses will be reduced to levels commensurate with projected sales levels and target profitability.

     -    R&D expenditures will be maintained at current levels (2.8% of sales).

     - Intercompany charges will be utilized only for product transfer in the ordinary course of business and fee payments.

     - Potential inventory obsolescence to be covered by establishing and maintaining prudent inventory reserves.

VALUATION OF MKR HOLDINGS AS OF MARCH, 31 2000                          PAGE 12

ECONOMIC OVERVIEW AND OUTLOOK


OVERVIEW U.S. NATIONAL ECONOMY

The United States economy sailed into 2000 with a strong tail wind behind it. In fact, underpinned by higher stock prices, rising personal income levels, increasing real estate values, and a tightening job market (all of which are contributing to a sense of well being throughout the country), there wasn't even the slightest hint of a slowdown in growth as the year got under way. The 5.7 percent and 6.9 percent growth rates that were recorded in last year's third and fourth quarters, respectively, will probably not be matched in the months ahead. Nevertheless, there could well be enough momentum still in place for growth to approximate 4 percent in the first quarter of 2000 and 3.5-3.7 percent for the year as a whole.

The uptrend is still broadbased. In fact, relatively few sectors are not participating. Global competition, for example, is still intense in industries, such as steel, tires, and machinery, and the resultant pressure on pricing is constraining profitability. But even in these areas, consumption remains high enough so that once supply and demand come into better balance on the world stage - as international growth accelerates - these struggling sectors should revive. Elsewhere, the picture is brighter, as the trends in earnings continue to stay healthy. Indeed, the so-called new economy, covering such areas as the Internet, computer software, electronics, telecommunications equipment, and semicondutors, is doing particularly well, with demand in these areas very often now outstripping the available supply.

The expansion of the U.S. economy is traceable to several factors. First, and foremost, there is the staying power of the bull market, with the unprecedented increase in equity prices over the past decade putting a vast store of spending power in the hands of the public. Rising real estate values have created added wealth, as have high employment levels and steadily increasing personal income. The so-called wealth effect has led to consistently high levels of spending on autos, houses, and retail goods. The foregoing strength in consumer demand is helping to keep industrial production and factory utilization at elevated levels.

These increases have not come in a straight line, however. Indeed, there have been periods in which growth slackened noticeably. On balance, though, the benefits of low inflation, stable interest rates, and significant improvements in productivity have made this expansion one of the most durable on record.

VALUE LINE expects the business expansion will continue in the months ahead, but not at the hectic pace seen over the past several months. The principal reason for caution is the increase in interest rates over the past year. Specifically, long-term rates, which largely reflect inflationary expectations, and which are here represented by the 30-year Treasury bond, have increased from around 4.75 percent in late 1998 to currently about 6.1 percent. Short-term rates, including the Federal Funds rate, are set by the Federal Reserve. They've jumped sharply as well, as the Fed has tightened the monetary reins on four separate occasions over the past year.

The lead bank, which functions as the nation's inflationary watchdog, has tightened its monetary grip because it is worried that the sharp increases in business activity over the last several quarters will result in a rise in inflation before too much longer. The Fed is not only concerned about the jump in oil prices (such quotations recently surged above $30 a barrel for the first time since the end of the Persian Gulf War in 1991), but is also concerned about the sharp rise in the Employment Cost Index during the fourth quarter. (That index rose by a strong 1.0 percent during the period, with fringe benefit costs gaining 1.4 percent, the largest increase in that category in seven years.)

The increase in interest rates should help to slow the rate of GDP growth by making it more costly to borrow to finance a car, a home, and an array of other retail purchases. Industrial activity, too, should slacken, as lower consumer demand will place limits on any increases in industrial production. Finally, higher interest rates hurt the performance of equities. Stocks, in fact, have been under pressure for much of the year so far. Should that persist, the wealth effect, so pivotal in providing support for the business up cycle, would suddenly become less of a factor.


VALUATION OF MKR HOLDINGS AS OF MARCH, 31 2000                          PAGE 13

According to VALUE LINE, the Fed is tightening in small increments now to avoid having to take more drastic action later on. The Fed is expected to raise rates two more times in the next few months. (In his recent Humphrey-Hawkins testimony, Fed Chairman Greenspan suggested strongly that the bank would again be increasing rates.) Such pre-emptive moves should gradually bring growth back down to the 3 percent range. That's where the lead bank would probably be most comfortable. Price inflation, with the help of a projected increase in oil production in the spring, should remain fairly muted going forward.

A key risk, albeit not a major one as yet, is that the Fed will raise rates too aggressively in its efforts to curb growth and, in the process, bring on a recession. VALUE LINE believes that the inflation threat is as dire as some of the pessimists contend, as pricing power remains limited because of the intense level of overseas competition and the aggressive cost cutting in key domestic high-tech markets.

ECONOMIC GROWTH

As noted above, growth really stepped up a notch in the final half of 1999, and it will likely stay strong in the opening quarter of this year with GDP probably increasing by around 4 percent. Thereafter, the combination of higher long-term rates and the aforementioned tightening moves by the Federal Reserve Board should cause growth in the areas of housing, retail spending, industrial production, and employment to slow sufficiently for growth to average 3.5-3.7 percent for the year as a whole.

INFLATION

Notwithstanding the strong rate of GDP growth cited above, VALUE LINE does not expect inflation to increase. The surge in oil prices is discomforting, as are the increases in labor costs. On the whole, though, the price indexes continue to behave well, with the latest data on producer and consumer prices being especially reassuring. Moreover, it is not expected that things will change much over the balance of 2000, unless the aforementioned rise in oil prices has further to go or unexpected shortages on the labor front evolve. Overall, it is forecasted that the Producer Price Index will rise by 2.2 percent this year, and that the companion Consumer Price Index will increase by 2.5 percent.

INTEREST RATES

Here, too, comparative stability is expected to prevail in the months ahead. At most, two more rate increases by the Fed will occur, if forecasted GDP growth stays on track. Thirty-year Treasury bond rates, which have declined by nearly three-quarters of a percentage point in recent weeks (and now yield about 6.1 percent), could well ease further in the months ahead if the pessimists' worst fears on inflation are not realized.

CORPORATE PROFITS

Corporate profits were up nicely last year, especially in the second half. What's more, strong demand in most sectors, superb cost controls, sufficient pricing flexibility, and rising productivity in a high-tech driven age are likely to help promote further gains in the current year. Of course some pressures would likely evolve as growth slows, in line with forecasts. But if this deceleration is as modest and orderly as expected, the damage will be contained. In all, profits are estimated to increase by 5-10 percent in the aggregate in 2000, a rate that shouldn't prove especially disruptive to the financial markets.

STOCK MARKET

Equity investing, which has been a most profitable endeavor for much of the past decade, has been far less rewarding thus far this year. The Dow Jones Industrials and the Standard & Poor's 500 are lower for the year to date, although the NASDAQ, buoyed by buying in the high techs, is up, as is the Russell 2000, the principal small-cap proxy. Overall, however, investors continue to be rather skittish, with a lot of equity market participants concerned about excessive GDP growth, the threat of higher inflation, the potential for a bevy of interest rate increases by the Federal Reserve, and the possibility of developing pressures on corporate profits if the Fed overreacts on the credit front, as is possible.

VALUATION OF MKR HOLDINGS AS OF MARCH, 31 2000                          PAGE 14

This having been said, however, VALUE LINE believes that the long bull market, supported by benign global economic conditions, still has further to go. Stock prices, of course, are still quite high, especially in the technology sector, and these elevated quotations increase the potential for sharp price declines in the event of unsettling news. On the whole, though, VALUE LINE remains positive for the long term, but caution that the months ahead could well be volatile as Fed monetary policy unfolds.

SOURCE: Value Line Investment Survey, March 3, 2000


JAPANESE ECONOMIC OVERVIEW

The Japanese economy has not yet got out of the severe situation, as the recovery of aggregate demand remains weak. However, activities continue to improve moderately, through the influence of various policy measures and of the Asian economic recovery. As positive activities by firms have begun to be observed, there are gradual movements towards an autonomous recovery.

Personal consumption remains recovered from a decline at the end of last year, but it is not yet in an increasing trend. This is because income is sluggish. The level of housing investment is higher than a year ago, but is decreasing from the high level seen at the beginning of the year, mainly because of owner-occupied housing. The decrease in investment in plant and equipment is coming to an end. Firms, especially those in the manufacturing sector, have become more positive toward investments and recoveries are spreading.

The level of public works is considerably lower than the high level seen a year ago, although the effects of the second supplementary budget are coming out. Inventory adjustments have broadly finished, and industrial production keeps gradually increasing. The employment situation remains severe, with the unemployment rate recorded at its highest level, despite continued increases in overtime hours worked and in job offers. Corporate profits are improving, and confidence has further improved, although it remains at a low level. Domestic wholesale prices remain almost at the same level, while consumer prices are also stable.

The Japanese Government aims to realize a smooth baton pass, toward a full-scale recovery, from public to private demand and to establish a new solid foundation for economic development in the 21st century.

Exports and imports, especially those to and from Asia, are increasing. As for the balance of international payments, surpluses registered in the trade and service account remained flat, although an increase was seen after a decline at the end of last year. The exchange rate of the yen against the U.S. dollar (interbank spot central rate) depreciated to the 107 level after appreciating to the 105 level in mid-March, but ended the month at the 105 level.


FINANCIAL SITUATION

Short-term interest rates remained constant until mid-March when they first rose and then declined slightly later on in the month. Long-term interest rates declined slightly in early March before rising and then declining slightly again later on in the month. Stock prices fell until mid-March, and thereafter rose. The money supply showed a year-on-year increase of 2.1 percent in February. Although the feeling of stringent corporate financing has been mitigated, lending by financial institutions remains stagnant.

SOURCE: European Institute of Japanese Studies, April 2000


VALUATION OF MKR HOLDINGS AS OF MARCH, 31 2000                          PAGE 15

EUROPEAN ECONOMIC OVERVIEW


In a speech to a European Parliament committee in Brussels, European Central Bank President Wim Duisenberg said increasing euro-zone employment, higher rates of capacity utilization and strong growth abroad support predictions that economic expansion in the currency block will exceed 3 percent this year and next, up from 2.4 percent in 1999.

Mr. Duisenberg continued the bank's warnings on inflation. The rise in oil prices will continue to put pressure on consumer prices, which rose 1.9 percent in May. Interest rates haven't likely peaked yet, though a pause in tightening is likely. The euro-zone's two economic laggards were Germany and Italy, though both countries are now showing signs of recovery.

AUSTRIA

Real GDP growth in Austria was 2.0 percent in 1996, then decreased to 1.2 percent in 1997. GDP growth rebounded in 1998 to 2.9 percent, and is expected to be at 2.0 percent for 1999. The deterioration of the international economy led to a considerable slowdown in the second half of 1998, although it was offset partially by strong domestic demand. There was only a gradual recovery during the first half of 1999, but the stabilization of the international economy and continued buoyancy of domestic demand led to a massive jump by 1.7 percent on the quarter in seasonally adjusted terms in the third quarter of last year.

Private consumption in 1999 was partially driven by a moderate rise in unemployment and by low inflation driving up the increase of purchasing power. Inflation accelerated somewhat in the fourth quarter but this was probably more than offset by an acceleration of labor demand. Consequently, no significant slowing down of private consumption growth in the fourth quarter is expected and estimated private consumption growth for 1999 is 2.4 percent.

FRANCE

French industry has grown more competitive in recent years, fueling stronger-than-average growth. However, government reforms are still needed to assure that the good times continue. France's economy grew 2.9 percent last year, compared with 2.4 percent in the entire euro zone, and outpaced all other large economies in Europe. The healthy growth rate helped push the jobless rate down to 10.6 percent from 11.5 percent in 1998. It has since continued to decline, hitting 9.8 percent in April, the lowest level since 1991.

GERMANY

GDP growth in Germany is looking optimistic. Western German firms felt in May that business conditions were at the best level in more than nine years. Germany's main economic barometer, the Ifo survey of business sentiment, rose to
102.1 points, more than the expected 101.4, and up form April's reading of
101.2. That is the highest level since March 1991, when the economy boomed following reunification of West and East Germany. GDP growth in Germany in the first quarter of 2000 was 0.7 percent.

ITALY

Italian gross domestic product grew in the first quarter by 1.0 percent and 3.0 percent on the year 2000, well above consensus forecasts of 0.6 percent and 2.4 percent, respectively. That was also a faster pace than Germany and France's 0.7 percent rise. Together, Germany and Italy form half of the currency block's output. In 1999, Italy's GDP grew 1.4 percent, confirming Italy as the worst euro-zone performer alongside Germany last year.

VALUATION OF MKR HOLDINGS AS OF MARCH, 31 2000                          PAGE 16

INDUSTRY OVERVIEW  - SPORTING GOODS MANUFACTURING

Marker designs, develops, manufactures and markets alpine ski bindings in North America, Europe and Asia. The Company is part of the larger outdoor specialty market and, as such, the following will provide a brief overview of this industry.


U.S. OUTDOOR SPECIALTY MARKET OVERVIEW

According to a survey conducted by OUTDOOR RETAILER magazine, the primary activities marketed by the U.S. specialty sporting goods sector include:

     -    Backpacking (reported by 59 percent of all retailers)

     -    Camping (55 percent)

     -    Paddlesports (34 percent)

     -    Snowshoeing (34 percent)

     -    Adventure Travel (32 percent)

     -    Rock Climbing (32 percent)

     -    Fly-Fishing (29 percent)

     -    Mountaineering (29 percent)

     -    Nordic Skiing (29 percent)

     -    Mountain Biking (28 percent)

     -    Hunting (26 percent)

     -    Trail Running (26 percent)

     -    Snowboarding (23 percent)

     -    Alpine Skiing (22 percent)

     -    Bait Fishing (17 percent)

     -    Nature Observation/Birding (17 percent)

     -    Inline Skating (12 percent)

     -    Team Sports (9 percent)

     -    Scuba (8 percent)

     -    Outdoor Photography (6 percent)

In 1998, the outdoor specialty industry reported total sales of $4.8 billion, down from $5.2 billion in 1996. With respect to specific categories, gear comprised the largest individual market segment (at 31 percent), followed by apparel (30 percent), footwear (22 percent) and accessories (17 percent). Of those retailers who recorded sales increases in 1998, 70 percent generated growth of less than 10 percent, while 26 percent enjoyed an 11 to 30 percent gain. Finally, the remaining 4 percent experienced a rise of 31 percent or higher. In terms of sales decreases, 83 percent of affected retailers endured losses of 10 percent or less, while only 17 percent reported a decline between 11 and 30 percent.

On a broader scale, nearly a third (28 percent) of all outdoor specialty retailers generated between $250,000 and $500,000 in annual sales volume in 1998 (compared to 16 percent in 1997), while another 26 percent earned $500,000 to $1 million (a 2 percent increase over the previous year's level). On the upper and lower extremes of the market, 23 percent produced annual sales volumes of over $1 million, while the same number (23 percent) registered $250,000 or less in revenues.


VALUATION OF MKR HOLDINGS AS OF MARCH, 31 2000                          PAGE 17

MARKET SEGMENTS - GEAR

At 31 percent (or $1.49 billion) of total industry sales volume, gear was the largest individual market segment in 1998. With respect to particular companies, The North Face remained the number-one gear vendor, followed by Lowe Alpine Systems and Mountain Hardwear (in a tie for second place). Cascade Designs was third, edging out Marker, Dana Design, and Sierra Designs (who all finished tied for third place in 1997). Other runners-up included Johnson Worldwide Associates, Marmot, Osprey, and Trek. All told, 33 percent of outdoor retailers earn $50,000 or less from gear, while 57 percent make between $50,000 and $500,000. Elsewhere, only 10 percent earn $500,000 or more from gear sales.

MARKET SEGMENTS - APPAREL

At 30 percent (or $1.44 billion) of total sales volume, apparel was the second-largest market segment in 1998. Columbia Sportswear was the leading apparel vendor, followed by Patagonia and The North Face (who tied for second). Woolrich bounced back from a sub-par 1997 to reclaim third place, while other runners-up included Gramicci, Lowe Alpine Systems, Marmot Mountain Ltd., Mountain Hardwear, and Royal Robbins. In addition, Filson and Walls also enjoyed good years, primarily due to strong popular enthusiasm for hunting and fly-fishing. In terms of revenues, 40 percent of outdoor retailers earn $50,000 or less from apparel, while 48 percent make between $50,000 and $500,000. Elsewhere, 12 percent earn $500,000 or more from apparel sales.

MARKET SEGMENTS - FOOTWEAR

At 22 percent (or $1.06 billion) of total sales volume, footwear was the third-largest sector in 1998. Vasque, Salomon, and Hi-Tec were the top three footwear vendors, with the latter company replacing Nike in the top three. Other runners-up included Adidas, Asolo, Merrell, Nike, and Teva. All told, 57 percent of outdoor retailers earn $50,000 or less from footwear, while 34 percent make between $50,000 and $500,000. Elsewhere, only 9 percent earn $500,000 or more from footwear sales.

MARKET SEGMENTS - ACCESSORIES

At 17 percent ($816 million) of total sales volume, accessories was the smallest individual market segment in 1998. With respect to specific companies, Peregrine Outfitters was the number-one accessory vendor, with Adventure 16 in second place (a reversal of 1997, when Adventure 16 took first and Peregrine Outfitters was second). Liberty Mountain/ABC and Outdoor Research tied for third place, replacing Cascade Designs, who joined fellow runners-up Eagle Creek and Smith Sport Optics. In terms of revenues, 51 percent of outdoor retailers earn $50,000 or less from accessories, while 46 percent make between $50,000 and $500,000. Elsewhere, a mere 3 percent earn $500,000 or more from accessory sales.

U.S. CUSTOMER PROFILE

The core customer base for the outdoor specialty industry continues to be males and females aged 26 to 40. Recently, however, a younger crowd has entered the market, with 11 percent of retailers reporting growth in the under-18 male customer segment and 12 percent reporting an increase in females from this same age group. Although these totals may seem small, they represent a one- percent increase for males and a five- percent increase for females. Additionally, 48 percent of retailers noted larger numbers of male customers age 19 to 25, while 41 percent reported more females from this age bracket. All told, figures for both males and females aged 19 to 25 are up 10 percent from the 1997 total. Lastly, outdoor specialty shops are also attracting more business from the 41 and older crowd, with 44 percent of merchants observing an increase in the number of male customers aged 41 to 55 years old. With respect to females in this category, 39 percent of retailers reported growth, nearly doubling last year's percentage. Furthermore, the senior customer base also rose by about 7 percent.

In order to attract and retain customers, outdoor specialty shops utilize a wide variety of marketing tactics, from conducting demonstrations (68 percent of all reporting establishments) to sponsoring in-store promotions (60 percent), with or without vendor or sales representative support. In addition, 58 percent hold clinics, while another 32 percent present slide shows and lectures.


VALUATION OF MKR HOLDINGS AS OF MARCH, 31 2000                          PAGE 18

END OF SEASON UPDATE - RETAIL SALES IN THE UNITED STATES

A solid March following a super February propelled retail sales of all snow sports products to a new high water mark of $2.3 billion and put the 1999-00 winter season 4.2 percent ahead of the prior year. The last three months of the season (January through March) saw the industry recover from a 7.2 percent deficit at the end of December to post a positive gain by the end of the year, according to the fifth and final SIA Topline Retail Audit of the winter. The SnowSports Industries America Retail Audit tracks sales of winter sports products at the retail level.

Leading the late season surge -- as they had all season -- were sales of snowboard equipment and apparel. Sales of snowboard related merchandise the past winter was up 33.7 percent compared to last year, to $338.9 million, and snowboard products accounted for 15 percent of all snow sports sales. Growth in snowshoes and helmets also contributed to the boom.

Total dollars recorded at combined specialty store and chain store outlets this past winter was $2.3 billion. All equipment sold at retail was $895.3 million while all apparel was $772.7 million and all accessories were $659.4 million. The two hottest categories for the year were helmets, with combined sales of $53.3 million, and snowshoes that checked in with $16.3 million.

All equipment sales at specialty ski and snowboard shops were up 1.4 percent in dollars while apparel was up 9.3 percent and accessories were up 11 percent compared to last year. But, alpine equipment fell 3.3 percent with skis up 2.7 percent and boots down 11.3 percent. Snowboard equipment was up 32.2 percent with boots up 35.9 percent and boards showing a 28.8 percent gain.

All equipment at chain stores showed a 29.1 percent decrease while all apparel was up 4.6 percent and accessories jumped 29 percent. Alpine equipment had a
43.6 percent drop in the chains and skis went downhill with a 40.6 percent decrease. On the other hand, snowboard gear displayed a 58.6 percent increase with boards up 65.8 percent and boots topping out with a 71.1 percent increase.

The SIA Retail Audit captures cash register receipts from more than 700 retail outlets. The data is extrapolated to generate retail sales activity for the U.S. snow sports retail market.


WORLDWIDE ALPINE SPORTS EQUIPMENT OVERVIEW

ALPINE SKI EQUIPMENT MARKET

A decline in worldwide participation has hampered the alpine ski equipment market. This trend has been driven by four key factors: (1) aging global population (participation dramatically declines in the over 50 age group), (2) migration to snowboarding, at the expense of alpine skiing, especially among new participants, (3) continued escalation of costs related to the ski experience (transportation, lodging, lift tickets, etc.) combined with the increased competitiveness for the entertainment dollar and (4) an increasing percentage of participants who are renting rather than buying skis. As a result, the alpine ski equipment market has been flat to slightly declining over the last five years.

Ski sales have fallen 0%-2%, even with the introduction of parabolic and carving skis. Boot sales have fallen from between 3%-5%, with excess inventory buildup and the absence of product innovation. Sales of bindings have fallen the most from between 5%-8%, also partly attributable to excess inventory and lack of product innovation.

WORLDWIDE SKI BINDING MARKET

The worldwide alpine binding market is currently estimated at 4.1 million pairs or $220 million in wholesale value. From the 93/94 season to the 97/98 season, sales of bindings in the United States, Germany and Japan fell from 3.65 million units

VALUATION OF MKR HOLDINGS AS OF MARCH, 31 2000                          PAGE 19
to 2.1 million units, with the value falling from $308.9 million to $163.8 million. Second tier markets, including Austria, Canada, France, Italy and Scandinavia, have also experienced declines over the same period.

Alpine ski bindings are generally characterized as a commodity product. Market research shows aesthetics as the dominant customer-buying trait across most price points, with technological advantages having a greater impact on higher end products. The market is segmented by category and established price points, requiring product offerings for each price point in all segments (adult, junior and rental markets).

Shifts in retailers' historic buying patterns have pressured manufacturing (compression in product delivery lead times) and distribution operations, negatively impacting profit margins. Large carryover inventory levels at retailers have depressed wholesale sales volumes and pressured prices. In addition, retailers have become increasingly reluctant to hold and finance inventory, resulting in a larger proportion of product being ordered in Reorder (October-February) and Closeout (January-March) periods.

Historically, industry profitability has been constrained by high fixed costs with the bulk of industry manufacturing located in high labor cost countries and outsourcing not being used as an effective means of cost reduction. Increases in sales and marketing and R&D expenditure requirements necessary to combat falling demand have yielded a decline in industry operating margins from 12% to 8%.

Analysts' forecasts call for a gradual flattening out of industry performance through the 1999/2000 season, with total units sold falling from 0%-5%. Limited top-line growth opportunities increase the importance of differentiating commodity products through brand name awareness, brand extension and product innovation. In addition, the binding and broader ski and winter sports equipment market will follow the continued consolidation of the overall global sporting goods market. For acquirers, consolidation offers removal of capacity by acquiring competitors, leveraging of strong brand names over multiple segments to yield greater power with retailers, and allocation of distribution, R&D, and sales and marketing costs over a larger revenue base. Other trends driving industry consolidation include the slowing of sales in core markets for traditional footwear and apparel giants (Adidas-Salomon, FILA, Nike and Reebok) and sporting goods distributor and retailer consolidation (resulting from excess retailer capacity and inventory, exacerbated by the emergence of the "superstore" concept).

MARKER'S WORLDWIDE MARKET SHARE

Total pairs of ski bindings sold worldwide in 1999 were estimated to be 4,176,000. In 2000, total ski bindings sold worldwide declined approximately 4.6% to 3,985,000 units. Marker expreienced a similar decline in total pairs of ski bindings sold, with total units sold worldwide declining from 949,671 in 1999 to 910,414 in 2000, which was a decline of 4.1%. Marker's worldwide market share remained fairly constant in 1999 and 2000. Marker's worldwide market share in 1999 was 22.7% compared to 22.8% in 2000.


VALUATION OF MKR HOLDINGS AS OF MARCH, 31 2000                          PAGE 20

FINANCIAL REVIEW

The financial performance of Marker deteriorated during the period examined in this report, comprised of the fiscal years ended March 31, 1995-2000. Exhibit #1 presents the historical income statements of the Company for the period. Exhibit #2 reflects income statement data as a percent of sales, while Exhibit #3 reflects income statement item growth rates. Selected financial ratios for the Company are presented in Exhibit #4.

Sales during the 1995-2000 period decreased from $83.96 million to $56.24 million. Over the period examined, sales decreased at a compound annual rate of 7.7%. Sales had grown at a rapid rate from the time of the Company's inception through 1995. In 1995, the Company entered the snowboard business through a 25% equity interest in DNR Sportsystem ("DNR"). An additional 55% of the common shares of DNR was purchased in 1996, bringing Marker's total ownership in DNR to 80%. Due to a combination of slumping market growth, industry over capacity and the Company's own financial difficulties, the Company decided to dispose of its snowboard manufacturing operations and exit the snowboard business in September 1998. By the time the Company exited the snowboard manufacturing business in 1999, it had lost a total of approximately $38 million.

During the 1997-2000 period, the sale of the Company's primary products, ski bindings, also slumped. Total units sold declined from 1.29 million pair in 1997 to 905,300 pair in 2000. The value of ski binding sales declined from approximately $72 million in 1995 to approximately $46 million in 2000. Several factors contributed to the decline in the sale of the Company's ski bindings. Generally, retail sales of ski equipment declined during the 1995-2000 period. Also, the Company had a functional problem with its rental binding, which impacted the sales in that market segment in the past two years.

During the 1995-2000 period, earnings decreased from $4.1 million in 1995 to a loss of $48.0 million in 1999. In 2000, the Company had a loss of $7.7 million. Cost of sales as a percent of revenues increased from 58.2% in 1995 to 72.6% in 2000, averaging 65.3% for the six-year period. Gross margin decreased correspondingly during the period, from 41.8% in 1995 to 27.4% in 2000. Selling and administrative expenses as a percent of total revenue increased from 31.2% in 1995 to 38.8% in 2000. Income from operations declined between 1995 and 2000 from 10.6% in 1995 to a loss of 11.4% in 2000. Net margin also declined during the six-year period from a positive net margin of 4.9% in 1995 to a negative net margin of 13.7% in 2000.

Marker's total asset turnover ratio, which measures the efficiency with which the assets of the firm are utilized, improved somewhat during the six-year period, from 1.0 times in 1995 to 1.3 times in 1999. In 2000, the asset turnover ratio was 1.1 times, averaging 1.0 times for the six-year period. Receivables turnover trended downward from 3.9 times in 1995 to 3.2 times in 2000, averaging
3.5 times for the six-year period. Inventory turnover, however, trended upward during the six-year period, increasing from 1.7 times in 1995 to 2.6 times in 2000, averaging 2.0 times for the period. The Company's net fixed asset turnover ratio also improved somewhat between 1995 and 2000, increasing from 6.5 times in 1995 to 10.0 times in 2000.

Marker was profitable in three of the six years examined in this report. Net income as a percent of sales was 4.9% in 1995, 3.9% in 1996 and 5.5% in 1997. In 1998-2000, however, the Company reported significant losses. Net loss as a percent of sales was 21.3% in 1998, 64.7% in 1999 and 13.7% in 2000.

Exhibit #5 presents the Company's balance sheets as of March 31, 1995-2000. Exhibit #6 presents balance sheet data as a percent of total assets. The balance sheets reflect an increase in the Company's financial risk over the period. Total debt as a percent of total assets increased from 77.9% in 1995 to 84.6% in 2000 (adjusted). The Company's long-term debt to equity also increased during the period, from 1.2 times in 1995 to 1.4 times in 2000 (adjusted). The Company's liquidity, as measured by the current ratio, declined during the 1995-2000, decreasing from 1.6 times in 1995 to 1.2 times in 2000. The Company's interest coverage ratio declined over the 1995-2000 period, from 2.1 times in 1995 to a negative 1.5 times in 2000.


VALUATION OF MKR HOLDINGS AS OF MARCH, 31 2000                          PAGE 21

In summary, the Company experienced a significant decline in revenue and profitability over the six-year period examined in this report. In addition, the Company's financial risk increased somewhat during the period. The overall financial performance of the Company was poor for the three-year period of 1998-2000.


VALUATION OF MKR HOLDINGS AS OF MARCH, 31 2000                          PAGE 22

CROSS SECTIONAL ANALYSIS

To acquire a better impression of Marker's fiscal 2000 performance, its record is compared with the average experience of other sporting goods manufacturers. Financial data on companies in the sporting goods manufacturing industry is collected by Robert Morris Associates, Philadelphia, Pennsylvania, and published in that company's Annual Statement Studies. Although the activities of the companies in the group may not be totally consistent with those of Marker, the information is nevertheless considered representative of firms engaged in the same types of activities as the Company. As such, the data provide a reasonable backdrop for a comparative analysis of the Company's performance.

Exhibit #7 displays selected 2000 statistics for Marker and the average of other sporting goods manufacturing companies. Several interesting differences are evident. The Company had a somewhat different asset composition in 2000 when compared with the industry average, with more cash as a percent of total assets (10.4% vs. 4.9%), higher accounts receivable as a percent of assets (33.8% vs. 28.1%) and higher inventory as a percent of assets (30.7% vs. 27.7%). As a result, the Company's total current assets as a percent of total assets were higher than the industry average (76.7% vs. 63.2%) and the Company's net fixed assets as a percent of total assets were lower than the industry average (10.9% vs. 18.1%).

The Company's 2000 capital structure was significantly different than that of the industry average. The Company's total debt (adjusted) as a percent of assets was significantly higher than the industry average (84.6% compared to 55.1%). The Company's long-term liabilities as a percent of assets were also greater than the industry average (21.0% vs. 16.1%) as were current liabilities as a percent of assets (63.6% vs. 34.9%). As a result, the Company's adjusted net worth as a percent of assets was significantly lower than the industry average (15.4% vs. 44.9%).

Marker's 2000 gross margin was lower than the industry average (27.4% vs. 34.6%) and the Company's operating expenses as a percent of sales were higher than the industry average (38.8% vs. 27.9%). As a result, Marker's operating income as a percent of sales was negative at 11.4% compared to the industry average positive operating income margin of 6.7%. Likewise, the Company's loss before tax as a percent was 13.6% compared to the industry average income before tax as a percent of sales of 4.6%.

Accounts receivable turnover for Marker was lower than that of the industry average (3.2 times vs. 4.8 times), as was the Company's inventory turnover ratio (2.6 times vs. 3.6 times). The Company's fixed asset turnover was somewhat higher than the industry average (10.0 times vs. 9.0 times). The Company's total asset turnover ratio, however, was somewhat lower than the industry average (1.1 times vs. 1.3 times).

The 2000 profitability of the Company, as measured by before-tax return on assets, was significantly inferior to the industry average. The Company reported a before-tax loss as a percent of assets of 14.8% compared to an industry average pre-tax profit as a percent of sales of 5.4%.

Finally, Marker's overall financial risk appears to be greater than that of the industry average. The Company's liquidity, as measured by the current ratio, was lower than the average of the industry (1.2 times vs. 2.1 times), as was its quick ratio (0.7 times vs. 1.1 times). The Company's total debt to equity ratio was significantly higher than the industry average (5.5 times vs. 1.7 times). Finally, the Company's interest coverage ratio was negative at 1.5 times compared to the industry average positive interest coverage ratio of 2.3 times.

In summary, the overall 2000 financial performance of the Company was inferior to that of the average company in the industry in many respects. The Company reported a significant loss compared to the overall profitability of the industry sample group. The Company's receivables turnover ratio was somewhat lower than the industry average, as was its inventory turnover ratio. Finally, the financial risk of the Company, as measured by total debt to equity, current, quick and interest coverage ratios, was significantly inferior to the industry averages.

VALUATION OF MKR HOLDINGS AS OF MARCH, 31 2000                          PAGE 23

ESTIMATES OF VALUE


OVERVIEW

Four widely recognized approaches are used to estimate the fair market value of Marker's common stock as of March 31, 2000: book value, transaction value, market value (derived from market value ratios of similar firms), and income value (based on the present value of future benefits). As previously stated, the uncertainty inherent in the valuation process most likely will cause these differing methods of valuation to produce different estimates of value. Before estimates of value can be made, however, the nature of the security being valued and the expected income of Marker must be discussed.


NATURE OF THE SECURITY

The value of a security is influenced by many of its characteristics, including control and marketability.

CONTROL: The market value of public securities normally reflects the minority interest being traded. The price of a successful tender offer seeking control is usually higher than previous minority trades and reflects the value of the premium for control. This report determines the value of the Company on a controlling interest basis. Thus, a control premium is applicable.

CONTROL PREMIUM

The value of control depends on the shareholder's ability to exercise any or all of a variety of rights typically associated with control. Common prerogatives of control include:

     -    Elect directors and appoint management

     -    Determine management compensation and perquisites

     -    Set policy and change the course of business

     -    Acquire or liquidate assets

     -    Select people with whom to do business and award contracts

     -    Make acquisitions of other companies

     -    Liquidate, dissolve, sell out, or recapitalize the company

     -    Sell or acquire treasury shares

     -    Register the company's stock for public offering

     -    Declare and pay dividends

     -    Change the articles of incorporation or bylaws

In reviewing the prerogatives of control, it is apparent that the owner of a controlling interest in a company enjoys some very valuable rights that the owner of a minority interest does not have. There are many factors, however, which may limit the ability of a majority owner to exercise those rights. Therefore, even if a shareholder or group of shareholders owns more than 50% of a company's stock, it may not have all of the benefits of control. In addition, minority owners may enjoy some significant rights through their ability to cast important swing votes. It is therefore not enough to say that a control value is appropriate for any ownership of more than 50%, nor is an interest of less than 50% always valued strictly as a minority interest. The extent of control premium or minority discount in a given situation is often a matter of degree. Factors that affect the degree of control that can be exercised include the following: o

VALUATION OF MKR HOLDINGS AS OF MARCH, 31 2000                          PAGE 24

     -    Cumulative versus noncumulative voting

     -    Contractual restrictions

     -    Effects of regulation, including state statutes

     -    Financial condition of the business

     -    Effects of distribution of ownership

CONTROL PREMIUM STUDIES: The thousands of daily transactions on stock exchanges are minority interest transactions. Each year, a controlling interest in a few hundred of these public companies is purchased. In almost all cases, the prices paid for the stock of these companies represent a premium over the market price at which the stock previously traded as a minority interest. MERGERSTAT REVIEW publishes data on control premiums based on acquisition activity in the public markets. This source indicates that since 1983, the average control premium paid has been approximately 40%, the median control premium has been approximately 30%, and the implied average minority interest discount has ranged from 27% to 29%. It should be noted, however, that these premiums are based on a company's stock price shortly before the announcement date of a merger transaction. Because stock prices have a tendency to rise shortly before such transactions, the premiums may be understated. It should also be noted that a portion of the control premium may be related to other factors. For example, an acquiring company may pay a premium in order to acquire an important supplier of its raw materials.

QUANTIFYING CONTROL PREMIUMS: The value of a control premium relates to the extent that the owners were able to exercise the prerogatives of control listed above as well as the ownership structure of the firm. Some potential adjustments that would affect the size of the control premium include:

     -    Size of the block being valued (absolute versus operating control)

     -    Actual dividends paid

     -    Quality and attractiveness of the company being valued

     -    Prerogatives of control available to the equity holders

     -    The degree of leverage

APPLICATION TO MARKER: The purpose of this study is to value Marker on a controlling interest basis pursuant to the Operating Agreement. Given the degree of control that is inherent in a 100% interest in Marker and absent any provisions existing that limit the prerogatives of control, HVA has selected a control premium of 35% for purposes of estimating the value of the Company on a controlling interest basis.

MARKETABILITY: The market value and income value methods of valuation are based on comparisons with current values of securities traded on national exchanges. There are, however, certain marketability differences between Marker securities and publicly traded securities. An owner of publicly traded securities can know at all times the market value of his holding. He can sell that holding on virtually a moment's notice and receive cash net of brokerage fees within five working days.

Such is not the case with Marker, being a privately held company. Although selling a controlling interest in a private company is inherently more marketable than the sale of a minority interest in the same company, liquidating an equity position in the Company could well be a more costly and time-consuming process than liquidating stock in publicly traded firms. Therefore, a small marketability discount (10%) is applicable to the common stock of Marker.


NORMALIZATION OF EARNINGS

The reported net income of a typical firm is subject to random fluctuations as well as external and internal shocks. Thus, some "normalization" procedure generally must be applied to smooth the data series and reveal the underlying, stabilized trend in net income. Normalization of net income is required to project earnings figures to be used in calculating the income value estimate, as well as in providing a realistic earnings figure to which to apply the market value approach.


VALUATION OF MKR HOLDINGS AS OF MARCH, 31 2000                          PAGE 25

Normalization of earnings involves two steps. The first is the elimination of extraordinary items which impact the firm's earnings but which are not expected to repeat or persist.

The second step involves identification of the trend in the normalized earnings to eliminate random fluctuations in any particular year and to project future expected earnings.

Several procedures are used to normalize and project earnings. These approaches include statistical trend line and logarithmic analysis of past earnings (regression analysis); past net margins applied to statistically derived sales estimates, and income statement projections.

PAST AVERAGES: One method of normalizing and projecting income is to use past averages, both an historical average growth rate and an average net margin. Essentially, the procedure applies an historical average or expected future net margin to sales forecasts to derive net income forecasts. The rationale is that sales tend to be more stable than net income.

Marker has gone through significant transitions in recent years. In an effort to broaden its product line, the Company invested heavily in acquiring and building a snowboard manufacturing facility. Their timing to enter the market, however, coincided with a decline in growth in the snowboard market and significant excess manufacturing capacity in the industry. As a result, the Company abandoned its venture into the snowboard business in 1998-99. At the same time, the market for the Company's primary product line - ski bindings - has been going through a transition. A general decline in sales of ski hardgoods has characterized the market worldwide for the past several years. As a result, the Company went through a major restructuring in late 1999. The restructuring consolidated the debts of the Company and aligned it with a major ski boot manufacturer and a major ski manufacturer. It is anticipated by management that the synergies of aligning these three companies will result in increased sales and market penetration for all three products.

Consequently, the recent history of Marker is not necessarily representative of the future prospects of the restructured Company. Therefore, adjustments to the historical operating statements of the Company to predict probable future results is neither particularly meaningful nor legitimate in HVA's opinion.

COMPANY PROJECTIONS: Marker's management has prepared financial projections for the five year period of 2001 to 2005, which are summarized in Exhibits #8-#10. Management has represented the projections as reflecting its best estimate as to the future prospects of the Company.

PROJECTED CASH FLOW: The projected income statements contained in Exhibit #8 are deemed to be the most reliable estimates as to the future prospects of the Company, and are therefore utilized for valuation purposes. This approach yields projected net free cash flow on a debt-free basis of $2,613,000 in 2001, $3,756,000 in 2002, $4,353,000 in 2003, $4,817,000 in 2004, and $5,173,000 in
2005.

Marker's management has represented the projections as being reasonable and as reflecting its best estimates as to the future prospects of the Company. However, it should be emphasized that forecasting the future is at best a difficult and tenuous process. There will undoubtedly be disparities between the projected figures and actual results, since events and circumstances frequently do not occur as expected, and those disparities may be material.


BOOK VALUE

The book value of a company's assets reflects their depreciated historical cost, rather than their fair market value. As such, book value normally bears only a tenuous relationship to the market value of a company. A useful accounting concept, it has a somewhat limited role in the valuation process. For informational purposes, the adjusted book value (unaudited) - in


VALUATION OF MKR HOLDINGS AS OF MARCH, 31 2000                          PAGE 26
which the Parent Company loan of $12.247 million is considered equity for purposes of this valuation - of Marker as of March 31, 2000 was $7,987,000. A common alternative measure of book value is the liquidation value of a company. A quitting concern concept, liquidation value is not entirely applicable to the valuation of a typical going concern. The value of a company is typically not a function of what its assets could be sold for (net of liabilities), but is rather a function of how they can be utilized in generating revenue and net income. In addition, the analysis contained herein indicates that the Company will generate significant positive cash flow on an operating basis in the foreseeable future.


TRANSACTION VALUE

Transaction value is the value at which shares of the Company were recently sold. A recent sale of a security is an indicator of value for both legal and economic purposes. If an examination of all the relevant facts reveals that the transaction took place at arm's-length, i.e., that neither buyer nor seller was forced to deal and both had adequate information and that the transaction was for reasonable consideration, the value established in such a transaction would be difficult to contest.

On November 30, 1999, MKR Holdings sold substantially all of its assets to Marker. In exchange, Marker assumed substantially all of the liabilities of MKR Holdings and MKR Holdings received a 15% equity interest in Marker. Prior to the sale to Marker, MKR Holdings had filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code.

As of December 31, 1999, Marker's 85% interest was valued at $15 million (Source: MKR Holdings 10-Q; Period Ended December 31, 1999). This valuation would indicate a value of 100% of the equity of approximately $17.65 million as of that date.

Marker is privatly held entity. Since November 30, 1999, there have been no arm's length transactions in the Company's equity.


MARKET VALUE

The market value approach attempts to determine the value of Marker by comparing it with other comparable firms traded in active, public markets. This is accomplished by determining a comparative price-earnings ratio, which is the ratio of the market price of a share of stock to the earnings per share; a comparative price to revenue ratio, which is the ratio of the market price of a share of stock to the dollar sales per share; and a comparative price to book ratio, which is the ratio of the market price of a share of stock to the book value per share. Appropriate ratios for Marker can be determined by comparing the firm with others in the same industry and, from its relative standing in the industry, inferring market value ratios based on ratios in the industry.

The price-earnings ratio is an important determinant of value because it reflects the expectations of market participants. Generally speaking, investors are willing to pay a higher price for today's earnings if they expect earnings to grow in the future. Conversely, they will pay a lower price if they anticipate earnings to decline. Not only is the price-earnings ratio a reading of the market's psychology, but is also represents the consensus of the marketplace as to the worth of a security. This is significant for three reasons. First, the market is competitive, with participating investors seeking to enhance their wealth. Second, the market is informed, with investors seeking to deepen their understanding of the companies and industries in which they have positions. Finally, the market is rational, since investors act upon the information acquired to further their objectives. All three factors contribute much weight to the resulting valuation in spite of imperfections in the market. Similar arguments can be made for the other market value ratios.


VALUATION OF MKR HOLDINGS AS OF MARCH, 31 2000                          PAGE 27

Ideally, market value ratios for Marker should be inferred from ratios of similar firms whose stocks are traded actively in public markets. Unfortunately, many sporting goods manufacturing companies with operations similar to those of theCompany are small, closely held businesses for which no market value has been established. Since these companies are not publicly traded, it is impossible to use them as a basis for making inferences regarding the market value of Marker. Therefore, a group of larger publicly traded sporting goods manufacturing companies has been selected as being representative of the industry in which the Company operates.

Exhibit #11 presents the names and brief descriptions of a sample group of eighteen sporting goods manufacturing companies considered representative of the industry of which Marker is a member. Although these companies obviously differ somewhat from Marker, in that they produce products for different markets and some are much larger and enjoy economies of scale and synergies that may not be available to smaller companies such as Marker, the differences are not of prime significance here, since a direct comparison is not intended but rather a relative comparison that reflects an aggregate appraisal of the industry. To the extent that the firms in the industry sample group and Marker are affected by similar fundamental economic factors, investors' expectations regarding the long-term growth and success of the former are justifiably imputable to the future of the latter.

Exhibit #12 presents the market data for the industry sample group and compares that data to Marker. Marker is a significantly smaller company than the median of the sample group, with sales of $56.2 million compared to the median sales of the sample group of $183.6 million and with total assets of $51.9 million compared to median total assets of the sample group of $154.2 million. Marker's negative net margin of 13.7%, however, was significantly inferior to the median positive net margin of the sample group of 1.6%, as was its return on assets and return on equity (-14.8% and -96.3% vs. 2.4% and 4.5%, respectively). Marker also was more highly leveraged than the median of the sample group as measured by the debt to equity ratio (136.5% vs. 20.8%) and debt to total capitalization ratio (57.7% vs. 18.0%). Overall, Marker represents an inferior investment opportunity compared to the sample group because of its significantly smaller size, lack of profitability, and higher leverage.

Exhibit #12 displays the March 31, 2000 market value ratios of the companies in the publicly traded sample group. To the industry sample's mean price-forward earnings ratio of 9.5, mean price to revenue ratio of 50.0%, and mean price to book ratio of 90.0%, a 10% discount is applied to reflect the relative lack of marketability of Marker's shares. To the resulting figure is applied an additional 5% discount to reflect a discount for the smaller size of the Company compared to the companies in the sample group, and a further discount of 10% to reflect the greater financial risk of the Company compared to the sample group of companies. In addition, a premium of 35% is applied to reflect valuation of a controlling interest (compared to minority positions represented by the multiples of the sample group of companies). The net result is an adjustment factor of 103.9% applicable to the mean market value ratios of the sample group in valuing Marker. The price to revenue ratio is further adjusted to reflect the Company's lack of profitability compared to the median of the sample group. A further discount of 15.0% is applied to the price to revenue ratio to reflect this difference.

Application of the price-earnings ratio of 9.9 to Marker's projected 2001 adjusted earnings of $384,000 yields a market value estimate of $3,800,000. Application of the resulting price to revenue ratio of 44.0% to Marker's 2000 revenue of $56,241,000 yields a market value estimate of $24,746,000. Finally, application of the resulting price to book ratio of 93.0% to Marker's adjusted book value as of March 31, 2000 of $7,987,000 yields a market value estimate of $7,428,000.

Each of these market value figures is as of March 31, 2000, and each will be considered in arriving at a final estimate of the fair market value of the common stock of Marker on a controlling interest basis as of that date.


INCOME VALUE

The income approach to valuation estimates the worth of a company's stock by determining the present value of the future income stream expected to accrue to the stockholders. This is accomplished by, first, forecasting the firm's future income stream and the disposition of such and, second, discounting it at a rate commensurate with the risk to which it is exposed.


VALUATION OF MKR HOLDINGS AS OF MARCH, 31 2000                          PAGE 28

The present value of future income depends on the amount and timing of that income. Since both the amount and timing are uncertain, income might be less than expected and/or income might materialize later than expected, this uncertain must be quantified and incorporated into a discount rate. Thus, given the amount and timing of a future income stream, high uncertainty necessitates a high discount rate and results in a relatively low present value, while low uncertainty merits a low discount rate and a relatively high present value.

The appropriate discount rate, that is, the minimum rate of return required by an investor purchasing the firm's stock, must have as its foundation the yields available on competing financial assets in the public markets. This follows from the observations noted below.

     - Securities with different risk characteristics provide different rates of return commensurate with those uncertainties. This hierarchy of risk and reward furnishes benchmarks from which a suitable discount rate may be selected for an income stream of known risk properties.

     - A particular investor, due perhaps to his aversion to risk, may find market returns inadequate at every level of risk. In a competitive market, however, he is a "price taker" and, as such, is limited to either investing at the going rates or not investing at all.

     - On the other hand, there will always be a buyer and seller willing to deal at the market rates, precisely because the market rates represent the consensus of many investors.

Thus, it is possible to estimate an "objective" valuation of a company based on a discount rate derived from the market.

DEBT-FREE VALUATION METHOD

Debt-free valuation methodology is used to minimize the impacts of a particular capital structure that is deemed to be unrepresentative of what would be considered a normal capital structure. In the case of Marker, the Company purchased the assets of MKR Holdings through restructuring proceedings. As a result, portions of the assumed debt had been restructured. In addition, the capital structure of the Company was highly leveraged (57.5% debt to 42.3% equity) as of the valuation date compared to the median of the industry.

To determine the "normal" capital structure of the Company, HVA examined the capital structure of other companies in the sporting goods manufacturing industry. The analysis indicated a wide range of capital structures, with debt ranging from 0% to 83% of the capital structure, with a median of 18% (see Exhibit #12). HVA also reviewed the capital structure of K2, which is a company whose primary products are ski related. The capital structure of K2 was approximately 35% debt and 65% equity. HVA selected the capital structure of K2 as being reasonably representative of a "normalized" capital structure for Marker.

EQUITY DISCOUNT RATE BASED ON HISTORICAL DATA: Exhibit #14 presents an historical structure of rates of return observable and available (and, in the long run, "required") on selected classes of securities. As can be seen, the rate of return required on "typical" publicly traded common stocks is approximately 9.5% above the prevailing risk-free rate (or 15.3%, assuming a risk-free rate of return, as represented by the March 31, 2000 three month Treasury Bill rate, of 5.9%). An investor would require from his holding of a controlling interest in Marker common stock a return estimated to be 2.5% above the average yield available in the common stock market, due to valuation on a controlling interest basis. It is reasonable for him to require a premium on the general market because of industry and Company-specific risk characteristics (e.g., the smaller size of the Company and limited markets for the Company's products). An offsetting premium for control of 35% was applied. The resultant estimated required rate of return of 11.8% is a function of the returns available in the market for publicly traded common stocks, as quantitatively estimated by the Capital Asset Pricing Model and the HVA discount rate build-up method, plus a risk premium for the Company-specific risk characteristics previously alluded to.

COST OF DEBT: The Company does business in Europe, Japan, the United States and Canada. In each of its primary markets, it finances inventory and receivables utilizing short-term revolving loans. Lending rates vary significantly between the

VALUATION OF MKR HOLDINGS AS OF MARCH, 31 2000                          PAGE 29
countries in which the Company does business. In an attempt to estimate the average cost of debt for such a multi-national operation, the prime lending rates of each company have been weighted by the percentage of the Company's business that is represented by each of the companies. The weighted average prime rate as of March 31, 2000 was 5.9%. Management estimates that on average, the Company's short-term lending rate is approximately 150 basis points above prime. Therefore, the average cost of short-term debt has been estimated to be 7.4%.

In addition to short-term debt, the Company utilizes long-term debt to finance capital assets. Most of these assets are related to the Company's manufacturing operation in Germany. The prime rate in Germany as of the valuation date was 4.5%. Existing long-term financing carries rates ranging from 4.95% to 6.1%. Based on existing financing, a long-term rate of prime plus 125 basis points appears to be the market rate for such financing. Therefore, the long-term cost of debt is estimated to be 5.75%.

Currently, approximately 67% of the Company's interest bearing debt is short-term debt, with 33% being long-term debt. Weighting the cost of short-term and long-term debt by the percentage of each type of debt results in a weighted average cost of debt estimate for the Company of 6.9% (see Exhibit #16)

Interest expense, however, is a pre-tax expense. Management estimates that the average tax rate applicable to the consolidated company is approximately 40%. Therefore, the weighted average after-tax cost of debt is estimated to be 4.1%.

WEIGHTED AVERAGE COST OF CAPITAL: Marker's estimated weighted average cost of capital (e.g., the overall required rate of return on total invested capital used to discount the Company's future projected pre-debt service net free cash flow) is derived by multiplying the after-tax cost of debt by the debt-financed portion of the purchase price, then adding that figure to the product of the cost of equity and the equity-financed portion of the purchase price, assuming a capital structure of 35% debt and 65% equity (see Exhibit #12). The resulting estimated weighted average cost of capital is 9.2% (see Exhibit #16).

INCOME VALUE ESTIMATE: The income valuation model used is based on the assumption that a company's cash flow is retained in total and dividend payments deferred until a specified year when the company begins paying all of its cash flow out as dividends and does so indefinitely into the future. Once these dividend payments begin to occur, the basis for the company's internally financed growth ceases. In the absence of new external financing, the company reaches a "steady state" and cash flow remains constant indefinitely thereafter, growing only in nominal terms in step with inflation. While it is not necessary that the firm actually so behaves, this is a necessary specification for the valuation formula to be technically correct. Basically, what is being specified is the firm's dividend-paying ability. Only dividends can correctly be used in the income valuation approach for a common stock.

If it is assumed that all of Marker's projected net free cash flow will be available to be paid out as dividends to shareholders from the valuation date forward, and if it is further assumed that post-2005 net free cash flow will grow at a compound annual rate of 3% from the projected 2005 level, an income value estimate of the common stock of the Company on a controlling interest basis as of March 31, 2000 of $41,274,000 is derived (see Exhibit #8). This figure will be considered in arriving at a final estimate of the fair market value of the Company on a controlling interest basis as of that date.


VALUATION OF MKR HOLDINGS AS OF MARCH, 31 2000                          PAGE 30

SUMMARY AND CONCLUSION

Four approaches have been considered in estimating the fair market enterprise value of the equity of Marker as of March 31, 2000: book value, transaction value, market value and income value. The outcomes are summarized below.


                            ESTIMATES OF EQUITY VALUE
                              MARKER INTERNATIONAL
                                 MARCH 31, 2000


                                                                                        Implied
                                                       Equity Value                   Equity Value
                                                         Estimate           Weight    Contribution
                                                       ------------         ------    ------------
COST
Book Value (Adjusted)                                     7,987              0.0%             0
MARKET
Price/Earnings                                            3,800             20.0%           760
Price/Revenue                                            24,746             20.0%         4,949
Price/Adjusted Book                                       7,428              5.0%           371
TRANSACTION VALUE                                        17,647             20.0%         3,529
INCOME VALUE                                             41,274             35.0%        14,446
                                                                           ------       -------
Total                                                                      100.0%       $24,056
ROUNDED                                                                                 $24,100

Estimated Value of 15% Interest (per Agreement)                                           3,615

ESTIMATED VALUE OF 15% INTEREST - ROUNDED                                               $ 3,600
                                                                                        =======


Considering the assumptions of each method and weighing the relative justification of each, it is our opinion that a reasonable estimate of the fair market enterprise value of the equity of Marker as of March 31, 2000 is $24.1 million. The estimated value of a 15% interest in the Company on that date is $3.6 million based on the Agreement whereby a minority interest discount is not applicable to MKR Holdings' 15% interest in the Company.



VALUATION OF MKR HOLDINGS AS OF MARCH, 31 2000                          PAGE 31

                                   EXHIBIT #1

                              MARKER INTERNATIONAL
                          HISTORICAL INCOME STATEMENTS
                     FISCAL YEARS ENDED MARCH 31, 1995-2000
                             1995-2000 U.S. DOLLARS
                                     (000's)

                                                   1995         1996          1997          1998          1999          2000
                                                  ------       ------        ------        ------        ------        ------
Net Sales                                         83,962       87,911        83,076        81,401        74,167        56,241

Cost of Sales                                     48,878       52,608        50,441        54,460        54,638        40,831
                                                  ------       ------        ------        ------        ------        ------
GROSS MARGIN                                      35,084       35,303        32,635        26,941        19,529        15,410

OPERATING EXPENSES
Selling                                           13,049       14,592        14,730        13,065        15,275        11,460
General and Administrative                         9,314       10,559         8,616         7,475        15,401         6,826
Research & Development                             2,349        2,762         2,996         3,003         2,756         1,698
Warehouse & Shipping                               1,455        1,566         1,617         1,660         2,020         1,843
                                                  ------       ------        ------        ------        ------        ------
TOTAL OPERATING EXPENSES                          26,167       29,479        27,959        25,203        35,452        21,827
                                                  ------       ------        ------        ------        ------        ------

INCOME FROM OPERATIONS                             8,917        5,824         4,676         1,738       (15,923)       (6,418)

OTHER INCOME AND EXPENSE
Interest Expense                                  (4,999)      (5,193)       (5,109)       (5,746)       (6,637)       (3,110)
Exchange Gain (Loss)                                   0            0             0             0             0         2,676
Investment in Unconsolidated Subsidiary                0        1,595             0             0             0             0
Other                                              1,584        2,072         2,814            33         1,508          (822)
                                                  ------       ------        ------        ------        ------        ------
TOTAL OTHER INCOME AND EXPENSE                    (3,415)      (1,526)       (2,295)       (5,713)       (5,129)       (1,255)
                                                  ------       ------        ------        ------        ------        ------

INCOME (LOSS) BEFORE INCOME TAX                    5,502        4,298         2,381        (3,975)      (21,052)       (7,673)

Income Tax Provision (Benefit)                     1,395          609           700         1,158         1,458            21
Income From Disc. Oper. - Snowboard                    0            0         2,921       (12,196)      (25,508)            0
Cummulative Effect of Accounting Change                0          266             0             0             0             0
                                                  ------       ------        ------        ------        ------        ------
Net Income                                         4,107        3,423         4,602       (17,329)      (48,018)       (7,694)
                                                  ======       ======        ======        ======        ======        ======

Euro Conversion - 1 Euro = USD (3/31/00)           0.961


VALUATION OF MKR HOLDINGS AS OF MARCH, 31 2000                          PAGE 32

                                   EXHIBIT #2

                              MARKER INTERNATIONAL
                          COMMON SIZE INCOME STATEMENTS
                     FISCAL YEARS ENDED MARCH 31, 1995-2000


                                               1995         1996         1997         1998         1999         2000      Average
                                               -----        -----        -----        -----        -----        -----     -------
NET SALES                                      100.0%       100.0%       100.0%       100.0%       100.0%       100.0%     100.0%

Cost of Sales                                   58.2%        59.8%        60.7%        66.9%        73.7%        72.6%      65.3%
                                               -----        -----        -----        -----        -----        -----      -----
GROSS MARGIN                                    41.8%        40.2%        39.3%        33.1%        26.3%        27.4%      34.7%

OPERATING EXPENSES
Selling                                         15.5%        16.6%        17.7%        16.1%        20.6%        20.4%      17.8%
General and Administrative                      11.1%        12.0%        10.4%         9.2%        20.8%        12.1%      12.6%
Research & Development                           2.8%         3.1%         3.6%         3.7%         3.7%         3.0%       3.3%
Warehouse & Shipping                             1.7%         1.8%         1.9%         2.0%         2.7%         3.3%       2.3%
                                               -----        -----        -----        -----        -----        -----      -----
TOTAL OPERATING EXPENSES                        31.2%        33.5%        33.7%        31.0%        47.8%        38.8%      36.0%
                                               -----        -----        -----        -----        -----        -----      -----

INCOME FROM OPERATIONS                          10.6%         6.6%         5.6%         2.1%       (21.5%)      (11.4%)     (1.3%)

OTHER INCOME AND EXPENSE
Interest Expense                                (6.0%)       (5.9%)       (6.1%)       (7.1%)       (8.9%)       (5.5%)     (6.6%)
Exchange Gain (Loss)                             0.0%         0.0%         0.0%         0.0%         0.0%         4.8%       0.8%
Investment in Unconsolidated Subsidiary          0.0%         1.8%         0.0%         0.0%         0.0%         0.0%       0.3%
Other                                            1.9%         2.4%         3.4%         0.0%         2.0%        (1.5%)      1.4%
                                               -----        -----        -----        -----        -----        -----      -----
TOTAL OTHER INCOME AND EXPENSE                  (4.1%)       (1.7%)       (2.8%)       (7.0%)       (6.9%)       (2.2%)     (4.1%)
                                               -----        -----        -----        -----        -----        -----      -----

INCOME (LOSS) BEFORE INCOME TAX                  6.6%         4.9%         2.9%        (4.9%)      (28.4%)      (13.6%)     (5.4%)

Income Tax Provision (Benefit)                   1.7%         0.7%         0.8%         1.4%         2.0%         0.0%       1.1%
Income From Disc. Oper. - Snowboard              0.0%         0.0%         3.5%       (15.0%)      (34.4%)        0.0%      (7.6%)
Cummulative Effect of Accounting Change          0.0%         0.3%         0.0%         0.0%         0.0%         0.0%       0.1%
                                               -----        -----        -----        -----        -----        -----      -----
NET INCOME                                       4.9%         3.9%         5.5%       (21.3%)      (64.7%)      (13.7%)    (14.2%)
                                               =====        =====        =====        =====        =====        =====      =====


VALUATION OF MKR HOLDINGS AS OF MARCH, 31 2000                          PAGE 33

                                   EXHIBIT #3

                              MARKER INTERNATIONAL
                       INCOME STATEMENT ITEM GROWTH RATES
                     FISCAL YEARS ENDED MARCH 31, 1995-2000

                                                                                                                   1995-00
                                                                                                                   Compound
                                            1995       1996         1997         1998         1999       2000      Growth
                                            ----      ------      -------      -------      -------     -------    --------
Net Sales                                    --         4.7%       (5.5%)       (2.0%)      (10.7%)     (30.9%)     (7.7%)

Cost of Sales                                --         7.6%       (4.1%)        8.0%         8.3%      (25.0%)     (3.5%)
                                            ----      -----       -----        -----        -----       -----      -----
GROSS MARGIN                                 --         0.6%       (7.6%)      (17.4%)      (40.2%)     (42.8%)    (15.2%)

OPERATING EXPENSES
Selling                                      --        11.8%        0.9%       (11.3%)        3.7%      (12.3%)     (2.6%)
General and Administrative                   --        13.4%      (18.4%)      (13.2%)       78.7%       (8.7%)     (6.0%)
Research & Development                       --        17.6%        8.5%         0.2%        (8.0%)     (43.5%)     (6.3%)
Warehouse & Shipping                         --         7.6%        3.3%         2.7%        24.9%       11.0%       4.8%
                                            ----      -----       -----        -----        -----       -----      -----
TOTAL OPERATING EXPENSES                     --        12.7%       (5.2%)       (9.9%)       26.8%      (13.4%)     (3.6%)
                                            ----      -----       -----        -----        -----       -----      -----
INCOME FROM OPERATIONS                       --       (34.7%)     (19.7%)      (62.8%)        nmf         nmf        nmf

OTHER INCOME AND EXPENSE
Interest Expense                             --         3.9%       (1.6%)       12.5%        29.9%      (45.9%)     (9.1%)
Exchange Gain (Loss)                         --         nmf         nmf          nmf          nmf          nmf       nmf
Investment in Unconsolidated Subsidiary      --         nmf         nmf          nmf          nmf          nmf       nmf
Other                                        --        30.8%       35.8%       (98.8%)        nmf          nmf       nmf
                                            ----      -----       -----        -----        -----       -----      -----
TOTAL OTHER INCOME AND EXPENSE               --       (55.3%)      50.4%       148.9%       123.5%      (78.0%)      nmf
                                            ----      -----       -----        -----        -----       -----      -----
INCOME (LOSS) BEFORE INCOME TAX              --       (21.9%)     (44.6%)        nmf        429.6%      (63.6%)      nmf

Income Tax Provision (Benefit)               --       (56.3%)      14.9%        65.4%       108.3%      (98.2%)      nmf
Income From Disc. Oper. - Snowboard          --         nmf         nmf          nmf          nmf          nmf       nmf
Cummulative Effect of Accounting Change      --         nmf         nmf          nmf          nmf          nmf       nmf
                                            ----      -----       -----        -----        -----       -----      -----
NET INCOME                                   --       (16.7%)      34.4%         nmf        177.1%      (84.0%)      nmf
                                            ====      =====       =====        =====        =====       =====      =====


VALUATION OF MKR HOLDINGS AS OF MARCH, 31 2000                          PAGE 34

                                   EXHIBIT #4

                              MARKER INTERNATIONAL
                            SELECTED FINANCIAL RATIOS


                                                                                                                     1995-00
                                            1995       1996        1997        1998         1999         2000        Average
                                            ----       ----        ----       ------        -----        -----       -------
GROWTH
Sales Growth (%)                            --          4.7%       (5.5%)       (2.0%)      (10.7%)      (30.9%)      (7.7%)
Operating Income Growth (%)                 --        (34.7%)     (19.7%)      (62.8%)        nmf          nmf          nmf
Earnings Growth (%)                         --        (16.7%)      34.4%         nmf        177.1%       (84.0%)        nmf

COST CONTROL
Cost of Sales/Sales (%)                     58.2%      59.8%       60.7%        66.9%        73.7%        72.6%       65.3%
Operating Expenses/Sales (%)                31.2%      33.5%       33.7%        31.0%        47.8%        38.8%       36.0%
Operating Margin (%)                        10.6%       6.6%        5.6%         2.1%       (21.5%)      (11.4%)      (1.3%)
Interest Expense/Sales (%)                   6.0%       5.9%        6.1%         7.1%         8.9%         5.5%        6.6%

TURNOVER RATIOS
Sales/Total Assets (x)                       1.0        1.0         0.7          0.8          1.3          1.1         1.0
Accounts Receivable Turnover (x)             3.9        4.3         3.5          2.6          3.3          3.2         3.5
Inventory Turnover (x)                       1.7        1.6         1.5          1.5          2.9          2.6         2.0
Fixed Asset Turnover (x)                     6.5        6.7         4.3          4.6          6.6         10.0         6.4

PROFITABILITY
Return on Sales (%)                          4.9%       3.9%        5.5%       (21.3%)      (64.7%)      (13.1%)     (14.1%)
Return on Assets (%)                         4.9%       3.9%        3.9%       (16.5%)      (81.4%)      (14.8%)     (16.7%)
Return on Equity (%)                        22.4%      16.5%       14.5%      (139.7%)      161.2%       180.6%       42.6%

RISK
Adjusted Total Debt/Total Assets (%)        77.9%      76.2%       72.9%        88.2%       150.5%        84.6%       91.7%
Adjusted Long-Term Debt/Equity (%)           1.2        0.7         0.9          1.8         (0.2)         1.4         1.0
Current Ratio (x)                            1.6        1.3         1.4          1.1          0.6          1.2         1.2
Interest Coverage (x)                        2.1        1.8         2.0         (1.8)        (6.0)        (1.5)       (0.6)


VALUATION OF MKR HOLDINGS AS OF MARCH, 31 2000                          PAGE 35

                                   EXHIBIT #5
                              MARKER INTERNATIONAL
                            HISTORICAL BALANCE SHEETS
                               MARCH 31, 1995-2000
                        1995-1999 U.S. DOLLARS/2000 EUROS
                                     (000's)


                                                1995          1996           1997          1998         1999          2000
                                               ------        ------         ------        ------       ------        ------
ASSETS
CURRENT ASSETS
Cash & Equivalents                             12,281         6,189         13,532         4,241        5,547         5,377
Accounts Receivable                            21,270        20,422         24,025        31,710       22,392        17,556
Other Receivables                                   0             0              0             0            0           291
Related Party Receivables                           0             0              0             0            0           269
Inventories                                    28,259        32,668         33,879        37,223       18,752        15,947
Prepaid and Other Current Assets                5,046         5,313          6,628         4,440          391           412
                                               ------        ------        -------       -------      -------        ------
TOTAL CURRENT ASSETS                           66,856        64,592         78,064        77,614       47,082        39,852

PROPERTY, PLANT AND EQUIPMENT
Land                                                                                       1,050          386
Building and Improvements                                                                  7,581        4,645
Machinery and Equipment                                                                   21,222       20,096
Furniture, Fixtures and Office Equipment                                                   4,582        4,797
Less: Accumulated Depreciation                                                           (16,733)     (18,725)
                                               ------        ------        -------       -------      -------        ------
NET PROPERTY, PLANT AND EQUIPMENT              12,919        13,121         19,278        17,702       11,199         5,641

OTHER ASSETS
Net Intangibles                                     0             0         17,475         8,322          244         5,931
Other Assets                                    3,223         9,552          2,115         1,482          448           510
                                               ------        ------        -------       -------      -------        ------
TOTAL OTHER ASSETS                              3,223         9,552         19,590         9,804          692         6,442
                                               ------        ------        -------       -------      -------        ------
TOTAL ASSETS                                   82,998        87,265        116,932       105,120       58,973        51,934
                                               ======        ======        =======       =======      =======        ======

LIABILITIES AND SHAREHOLDERS'
EQUITY
CURRENT LIABILITIES
Notes Payable                                  30,100        30,556         38,929        48,645       46,062        20,460
Current Maturities LTD                          3,818        11,076          3,038         3,512        5,595         1,762
Current Maturities Series A Bonds                   0             0              0         4,500       11,399             0
Accounts Payable                                3,097         2,899          4,513         6,381        5,948         1,758
Related Party Payable                               0             0              0             0            0         4,279
Accrued Expenses & Deferred Income                  0             0              0             0            0         1,490
Other Current Liabilities                       5,469         6,514         10,427         7,830       12,937         3,297
                                               ------        ------        -------       -------      -------        ------
TOTAL CURRENT LIABILITIES                      42,484        51,045         56,907        70,868       81,941        33,046

LONG-TERM DEBT                                 22,189        15,452         28,297        14,898        3,821        10,902

PARENT COMPANY LOAN                                 0             0              0             0            0        12,247


VALUATION OF MKR HOLDINGS AS OF MARCH, 31 2000                          PAGE 36

SERIES A BONDS                                      0             0              0         5,500            0             0

STOCKHOLDER LOAN                                    0             0              0             0            0             0

REDEEMABLE SERIES B PREFERRED STOCK                 0             0              0             0        3,000             0

MINORITY INTEREST                                   0             0              0         1,447            0             0
                                               ------        ------        -------       -------      -------        ------
TOTAL LIABILITIES                              64,673        66,497         85,204        92,713       88,762        56,194

SHAREHOLDERS' EQUITY
Common Stock                                                                                 111          111         1,200
Translation Adjustments                             0             0              0             0           0            (29)
Additional Paid-in-Capital                                                                36,299       36,311             0
Accumulated Deficit                                                                      (16,471)     (64,658)       (5,432)
Accumulated other Comprehensive Loss                                                      (7,532)      (1,553)            0
                                               ------        ------        -------       -------      -------        ------
TOTAL SHAREHOLDERS' EQUITY                     18,325        20,768         31,697        12,407      (29,789)       (4,260)

TOTAL LIABILITIES & SHAREHOLDERS' EQUITY       82,998        87,265        116,901       105,120       58,973        51,934
                                               ======        ======        =======       =======      =======        ======

Euro Conversion - 1 Euro = USD (3/31/00)        0.961


VALUATION OF MKR HOLDINGS AS OF MARCH, 31 2000                          PAGE 37

                                   EXHIBIT #6
                              MARKER INTERNATIONAL
                           COMMON SIZE BALANCE SHEETS
                               MARCH 31, 1995-2000


                                                 1995        1996        1997        1998         1999         2000       Average
                                                ------      ------      ------      ------       ------       ------      -------
ASSETS
CURRENT ASSETS
Cash & Equivalents                               14.8%        7.1%       11.6%        4.0%         9.4%        10.4%         9.5%
Accounts Receivable                              25.6%       23.4%       20.5%       30.2%        38.0%        33.8%        28.6%
Other Receivables                                 0.0%        0.0%        0.0%        0.0%         0.0%         0.6%         0.1%
Related Party Receivables                         0.0%        0.0%        0.0%        0.0%         0.0%         0.5%         0.1%
Inventories                                      34.0%       37.4%       29.0%       35.4%        31.8%        30.7%        33.1%
Prepaid and Other Current Assets                  6.1%        6.1%        5.7%        4.2%         0.7%         0.8%         3.9%
                                                -----       -----       -----       -----        -----        -----        -----
TOTAL CURRENT ASSETS                             80.6%       74.0%       66.8%       73.8%        79.8%        76.7%        75.3%

PROPERTY, PLANT AND EQUIPMENT
Land                                              0.0%        0.0%        0.0%        1.0%         0.7%         0.0%         0.3%
Building and Improvements                         0.0%        0.0%        0.0%        7.2%         7.9%         0.0%         2.5%
Machinery and Equipment                           0.0%        0.0%        0.0%       20.2%        34.1%         0.0%         9.0%
Furniture, Fixtures and Office Equipment          0.0%        0.0%        0.0%        4.4%         8.1%         0.0%         2.1%
Less: Accumulated Depreciation                    0.0%        0.0%        0.0%      (15.9%)      (31.8%)        0.0%        (7.9%)
                                                -----       -----       -----       -----        -----        -----        -----
NET PROPERTY, PLANT AND EQUIPMENT                15.6%       15.0%       16.5%       16.8%        19.0%        10.9%        15.6%

OTHER ASSETS
Net Intangibles                                   0.0%        0.0%       14.9%        7.9%         0.4%        11.4%         5.8%
Other Assets                                      3.9%       10.9%        1.8%        1.4%         0.8%         1.0%         3.3%
                                                -----       -----       -----       -----        -----        -----        -----
TOTAL OTHER ASSETS                                3.9%       10.9%       16.8%        9.3%         1.2%        12.4%         9.1%
                                                -----       -----       -----       -----        -----        -----        -----
TOTAL ASSETS                                    100.0%      100.0%      100.0%      100.0%       100.0%       100.0%       100.0%
                                                =====       =====       =====       =====        =====        =====        =====
                                                                                                                         =====

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Notes Payable                                    36.3%       35.0%       33.3%       46.3%        78.1%        39.4%        44.7%
Current Maturities LTD                            4.6%       12.7%        2.6%        3.3%         9.5%         3.4%         6.0%
Current Maturities Series A Bonds                 0.0%        0.0%        0.0%        4.3%        19.3%         0.0%         3.9%
Accounts Payable                                  3.7%        3.3%        3.9%        6.1%        10.1%         3.4%         5.1%
Related Party Payable                             0.0%        0.0%        0.0%        0.0%         0.0%         8.2%         1.4%
Accrued Expenses & Deferred Income                0.0%        0.0%        0.0%        0.0%         0.0%         2.9%         0.5%
Other Current Liabilities                         6.6%        7.5%        8.9%        7.4%        21.9%         6.3%         9.8%
                                                -----       -----       -----       -----        -----        -----        -----
TOTAL CURRENT LIABILITIES                        51.2%       58.5%       48.7%       67.4%       138.9%        63.6%        71.4%

LONG-TERM DEBT                                   26.7%       17.7%       24.2%       14.2%         6.5%        21.0%        18.4%

PARENT COMPANY LOAN                               0.0%        0.0%        0.0%        0.0%         0.0%        23.6%         3.9%

SERIES A BONDS                                    0.0%        0.0%        0.0%        5.2%         0.0%         0.0%         0.9%


VALUATION OF MKR HOLDINGS AS OF MARCH, 31 2000                          PAGE 38

STOCKHOLDER LOAN                                  0.0%        0.0%        0.0%        0.0%         0.0%         0.0%         0.0%

REDEEMABLE SERIES B PREFERRED STOCK               0.0%        0.0%        0.0%        0.0%         5.1%         0.0%         0.8%

MINORITY INTEREST                                 0.0%        0.0%        0.0%        1.4%         0.0%         0.0%         0.2%
                                                -----       -----       -----       -----        -----        -----        -----
TOTAL LIABILITIES                                77.9%       76.2%       72.9%       88.2%       150.5%       108.2%        95.7%

SHAREHOLDERS' EQUITY
Common Stock                                      0.0%        0.0%        0.0%        0.1%         0.2%         2.3%         0.4%
Translation Adjustments                           0.0%        0.0%        0.0%        0.0%         0.0%        (0.1%)       (0.0%)
Additional Paid-in-Capital                        0.0%        0.0%        0.0%       34.5%        61.6%         0.0%        16.0%
Accumulated Deficit                               0.0%        0.0%        0.0%      (15.7%)     (109.6%)      (10.5%)      (22.6%)
Accumulated other Comprehensive Loss              0.0%        0.0%        0.0%       (7.2%)       (2.6%)        0.0%        (1.6%)
                                                -----       -----       -----       -----        -----        -----        -----
TOTAL SHAREHOLDERS' EQUITY                       22.1%       23.8%       27.1%       11.8%       (50.5%)       (8.2%)        4.3%

TOTAL LIABILITIES & SHAREHOLDERS' EQUITY        100.0%      100.0%      100.0%      100.0%       100.0%       100.0%       100.0%
                                                =====       =====       =====       =====        =====        =====        =====


VALUATION OF MKR HOLDINGS AS OF MARCH, 31 2000                          PAGE 39

                                   EXHIBIT #7

                              MARKER INTERNATIONAL
                  SELECTED STATISTICS FOR MARKER INTERNATIONAL
                     AND OTHER SPORTING GOODS MANUFACTURERS

                                                                                   Median of
                                                                                    Other
                                                             Marker (a)          Companies (b)
                                                             ----------          -------------
Number of Companies                                                 1                   49
Total Assets (000s)                                           $51,934              $61,353 (c)

BALANCE SHEET ITEMS
Current Assets as a % of Assets                                  76.7%               63.2%
Cash as a % of Assets                                            10.4%                4.9%
Accounts Receivable as a % of Assets                             33.8%               28.1%
Inventory as a % of Assets                                       30.7%               27.7%
Net Fixed Assets as a % of Assets                                10.9%               18.1%

Current Liabilities as a % of Assets                             63.6%               34.9%
Long-Term Liabilities (adjusted) as a % of Assets                21.0%               16.1%
Total Debt (adjusted) as a % of Assets                           84.6%               55.1%
Net Worth (adjusted) as a % of Assets                            15.4%               44.9%

INCOME STATEMENT ITEMS
Annual Sales (000s)                                           $56,241              $88,280 (c)

Gross Margin as a % of Sales                                     27.4%               34.6%
Operating Expenses as a % of Sales                               38.8%               27.9%
Operating Income as a % of Sales                                (11.4%)               6.7%
Income Before Tax as a % of Sales                               (13.6%)               4.6%

TURNOVER RATIOS
Accounts Receivable Turnover (x)                                  3.2                 4.8
Inventory Turnover (x)                                            2.6                 3.6
Fixed Asset Turnover (x)                                         10.0                 9.0
Total Asset Turnover (x)                                          1.1                 1.3

PROFITABILITY
Before-Tax Return on Assets (%)                                 (14.8%)               5.4%
Before-Tax Return on Adjusted Equity (%)                        (96.3%)              16.0%

RISK
Current Ratio (x)                                                 1.2                 2.1
Quick Ratio (x)                                                   0.7                 1.1
Total Debt/Equity (x)                                             5.5                 1.7
Interest Coverage Ratio                                          (1.5)                2.3


Notes: (a)  Fiscal year ended March 31, 2000
       (b)  Fiscal year ended March 31, 1999
       (c)  Mean

Source: Annual Statement Studies, 1999-00 Edition, Robert Morris Associates, Philadelphia, PA

VALUATION OF MKR HOLDINGS AS OF MARCH, 31 2000                          PAGE 40

                                   EXHIBIT #8

                              MARKER INTERNATIONAL
                        PROJECTED INCOME STATEMENTS (USD)
                      FOR YEARS ENDING MARCH 31, 2001-2005


                                      ACTUAL                                   PROJECTED
                                      ------           ---------------------------------------------------------
                                       2000             2001             2002             2003             2004             2005
                                      ------           ------           ------           ------           ------           ------
SALES
Marker                                55,442           46,106           50,405           52,769           54,352           55,983
Tecnica                                    0            8,629           10,049           10,495           10,741           10,998
Volkl                                      0            7,117            8,543            9,847           10,824           11,574
Other                                      0            1,103              484              484              484              484
                                      ------           ------           ------           ------           ------           ------
TOTAL SALES                           55,442           62,955           69,482           73,595           76,401           79,040

COST OF SALES
Marker                                39,334           27,811           32,017           33,077           33,766           34,573
Tecnica                                    0            6,291            7,012            7,235            7,304            7,479
Volkl                                      0            3,900            4,815            5,728            6,295            6,730
Other                                      0              773              334              334              334              334
                                      ------           ------           ------           ------           ------           ------
TOTAL COST OF SALES                   39,334           38,774           44,178           46,374           47,698           49,115

GROSS MARGIN
Marker                                16,108           18,295           18,388           19,692           20,586           21,410
Tecnica                                    0            2,338            3,037            3,260            3,437            3,519
Volkl                                      0            3,217            3,728            4,119            4,530            4,844
Other                                      0              331              150              150              150              150
                                      ------           ------           ------           ------           ------           ------
TOTAL GROSS MARGIN                    16,108           24,181           25,303           27,221           28,703           29,924

EXPENSES
Selling                               11,662            9,579            9,950           10,400           10,766           11,080
Warehouse & Shipping                   1,839            1,685            1,659            1,743            1,807            1,861
General & Administration               6,484            7,650            6,894            7,225            7,466            7,688
Research & Development                 1,697            1,276            1,164            1,222            1,259            1,297
License Fees                             166                0                0                0                0                0
Management Fees                          177               (2)              (0)              (0)              (0)              (0)
                                      ------           ------           ------           ------           ------           ------
TOTAL OPERATING EXPENSES              22,025           20,188           19,667           20,590           21,298           21,926

OPERATING INCOME (LOSS)               (5,917)           3,993            5,636            6,631            7,405            7,998

OTHER INCOME (EXPENSE)
Interest (Expenses) Income            (2,720)          (3,665)          (2,843)          (2,876)          (2,869)          (2,856)
Exchange Gains (Losses)                2,677             (261)               0                0                0                0
Other Income (Expense)                (2,276)               0                0                0                0                0
                                      ------           ------           ------           ------           ------           ------
TOTAL OTHER INCOME (EXPENSE)          (2,318)          (3,927)          (2,843)          (2,876)          (2,869)          (2,856)

NET INCOME BEFORE TAX                 (8,235)              66            2,793            3,754            4,537            5,141
Provisions for Income Taxes               22                0                0                0                0                0
                                      ------           ------           ------           ------           ------           ------
NET INCOME (LOSS)                     (8,257)              66            2,793            3,754            4,537            5,141
                                      ======           ======           ======           ======           ======           ======
                                                                                                                          =======

VALUATION OF MKR HOLDINGS AS OF MARCH, 31 2000                          PAGE 41

                               EXHIBIT #8, Page #2

                              MARKER INTERNATIONAL
                           PROJECTED INCOME STATEMENTS


DEBT-FREE APPROACH

ADJUSTMENTS TO PROJECTED INCOME STATEMENTS
Net Income Before Tax                                   66           2,793           3,754           4,537            5,141
Plus: Interest Expense                               3,665           2,843           2,876           2,869            2,856
                                                    ------          ------          ------          ------           ------
Adjusted Net Income Before Tax                       3,732           5,636           6,631           7,405            7,998
Provision for Income Taxes(1)                       (1,493)         (2,255)         (2,652)         (2,962)          (3,199)
                                                    ------          ------          ------          ------           ------
ADJUSTED NET INCOME                                  2,239           3,382           3,979           4,443            4,799

CASH FLOW ANALYSIS
Adjusted Debt-Free Net Income                        2,239           3,382           3,979           4,443            4,799
Plus: Depreciation/Amortization(2)                   2,759           2,759           2,759           2,759            2,759
Less: Capital Expenditures(2)                       (2,385)         (2,385)         (2,385)         (2,385)          (2,385)
                                                    ------          ------          ------          ------           ------
NET FREE CASH FLOW                                   2,613           3,756           4,353           4,817            5,173
Terminal Value(3)                                                                                                    88,369
                                                    ------          ------          ------          ------           ------
TOTAL NET FREE CASH FLOW                             2,613           3,756           4,353           4,817           93,542

Present Value of Net Free Cash Flow                  2,406           3,185           3,399           3,464           61,943

NPV OF NET FREE CASH FLOW                           74,397
Less: Interest Bearing Debt (Adjusted)              33,124
                                                    ------
ESTIMATED ADJUSTED EQUITY VALUE(4)                  41,274


(1)  Average rate estimated by Marker management

(2) Differential between Depreciation/Amortization and Capital Expenditures projected by Management to remain constant

(3) Assumption in terminal value caculation is that depreciation/amortization expense = capital expenditures over long term

(4) Parent Company loan of $12.744 million is considered equity for purposes of this calculation, per the Agreement.

Periods                                                  1               2               3               4                5

Euro Conversion - 1 Euro = USD (3/31/00)             0.961


VALUATION OF MKR HOLDINGS AS OF MARCH, 31 2000                          PAGE 42

                                   EXHIBIT #9

                              MARKER INTERNATIONAL
                     COMMON SIZE PROJECTED INCOME STATEMENTS
                      FOR YEARS ENDING MARCH 31, 2000-2005

                                     2000         2001         2002         2003         2004         2005       Average
                                    ------       ------       ------       ------       ------       ------      -------
SALES
Marker                              100.0%        73.2%        72.5%        71.7%        71.1%        70.8%        76.6%
Tecnica                               0.0%        13.7%        14.5%        14.3%        14.1%        13.9%        11.7%
Volkl                                 0.0%        11.3%        12.3%        13.4%        14.2%        14.6%        11.0%
Other                                 0.0%         1.8%         0.7%         0.7%         0.6%         0.6%         0.7%
                                    -----        -----        -----        -----        -----        -----        -----
Total                               100.0%       100.0%       100.0%       100.0%       100.0%       100.0%       100.0%

COST OF SALES
Marker                               70.9%        44.2%        46.1%        44.9%        44.2%        43.7%        49.0%
Tecnica                               0.0%        10.0%        10.1%         9.8%         9.6%         9.5%         8.2%
Volkl                                 0.0%         6.2%         6.9%         7.8%         8.2%         8.5%         6.3%
Other                                 0.0%         1.2%         0.5%         0.5%         0.4%         0.4%         0.5%
                                    -----        -----        -----        -----        -----        -----        -----
Total                                70.9%        61.6%        63.6%        63.0%        62.4%        62.1%        64.0%

GROSS MARGIN
Marker                               29.1%        29.1%        26.5%        26.8%        26.9%        27.1%        27.6%
Tecnica                               0.0%         3.7%         4.4%         4.4%         4.5%         4.5%         3.6%
Volkl                                 0.0%         5.1%         5.4%         5.6%         5.9%         6.1%         4.7%
Other                                 0.0%         0.5%         0.2%         0.2%         0.2%         0.2%         0.2%
                                    -----        -----        -----        -----        -----        -----        -----
Total                                29.1%        38.4%        36.4%        37.0%        37.6%        37.9%        36.0%

EXPENSES
Selling                              21.0%        15.2%        14.3%        14.1%        14.1%        14.0%        15.5%
Warehouse & Shipping                  3.3%         2.7%         2.4%         2.4%         2.4%         2.4%         2.6%
General & Administration             11.7%        12.2%         9.9%         9.8%         9.8%         9.7%        10.5%
Research & Development                3.1%         2.0%         1.7%         1.7%         1.6%         1.6%         2.0%
License Fees                          0.3%         0.0%         0.0%         0.0%         0.0%         0.0%         0.0%
Management Fees                       0.3%        (0.0%)       (0.0%)       (0.0%)       (0.0%)       (0.0%)        0.1%
                                    -----        -----        -----        -----        -----        -----        -----
TOTAL OPERATING EXPENSES             39.7%        32.1%        28.3%        28.0%        27.9%        27.7%        30.6%

OPERATING INCOME (LOSS)             (10.7%)        6.3%         8.1%         9.0%         9.7%        10.1%         5.4%

OTHER INCOME (EXPENSE)
Interest (Expenses) Income           (4.9%)       (5.8%)       (4.1%)       (3.9%)       (3.8%)       (3.6%)       (4.3%)
Exchange Gains (Losses)               4.8%        (0.4%)        0.0%         0.0%         0.0%         0.0%         0.7%
Other Income (Expense)               (4.1%)        0.0%         0.0%         0.0%         0.0%         0.0%        (0.7%)
                                    -----        -----        -----        -----        -----        -----        -----
TOTAL OTHER INCOME (EXPENSE)         (4.2%)       (6.2%)       (4.1%)       (3.9%)       (3.8%)       (3.6%)       (4.3%)

NET INCOME BEFORE TAX               (14.9%)        0.1%         4.0%         5.1%         5.9%         6.5%         1.1%

PROVISIONS FOR INCOME TAXES           0.0%         0.0%         0.0%         0.0%         0.0%         0.0%         0.0%
                                    -----        -----        -----        -----        -----        -----        -----
NET INCOME (LOSS)                   (14.8%)        0.1%         4.0%         5.1%         5.9%         6.5%         1.1%
                                    =====        =====        =====        =====        =====        =====        =====


VALUATION OF MKR HOLDINGS AS OF MARCH, 31 2000                          PAGE 43

                                   EXHIBIT #10
                              MARKER INTERNATIONAL
                  PROJECTED INCOME STATEMENT ITEM GROWTH RATES
                      FOR YEARS ENDING MARCH 31, 2000-2005

                                                                                                    Compound
                                                                                                     Annual
                                 2000       2001        2002        2003       2004        2005      Growth
                                 ----      ------      ------      ------     ------      ------    --------
SALES
Marker                            --        (16.8%)       9.3%        4.7%       3.0%        3.0%      0.2%
Tecnica                           --          nmf        16.5%        4.4%       2.3%        2.4%      nmf
Volkl                             --          nmf        20.0%       15.3%       9.9%        6.9%      nmf
Other                             --          nmf       (56.1%)       0.0%       0.0%        0.0%      nmf
                                 ----      ------      ------      ------     ------      ------    ------
Total                             --         13.6%       10.4%        5.9%       3.8%        3.5%      7.3%

COST OF SALES
Marker                            --        (29.3%)      15.1%        3.3%       2.1%        2.4%     (2.5%)
Tecnica                           --          nmf        11.5%        3.2%       0.9%        2.4%      nmf
Volkl                             --          nmf        23.5%       18.9%       9.9%        6.9%      nmf
Other                             --          nmf       (56.8%)       0.0%       0.0%        0.0%      nmf
                                 ----      ------      ------      ------     ------      ------    ------
Total                             --         (1.4%)      13.9%        5.0%       2.9%        3.0%      4.5%

GROSS MARGIN
Marker                            --         13.6%        0.5%        7.1%       4.5%        4.0%      5.9%
Tecnica                           --          nmf        29.9%        7.3%       5.4%        2.4%      nmf
Volkl                             --          nmf        15.9%       10.5%      10.0%        6.9%      nmf
Other                             --          nmf       (54.6%)       0.0%       0.0%        0.0%      nmf
                                 ----      ------      ------      ------     ------      ------    ------
Total                             --         50.1%        4.6%        7.6%       5.4%        4.3%     13.2%

EXPENSES
Selling                           --        (17.9%)       3.9%        4.5%       3.5%        2.9%     (1.0%)
Warehouse & Shipping              --         (8.4%)      (1.5%)       5.1%       3.7%        3.0%      0.2%
General & Administration          --         18.0%       (9.9%)       4.8%       3.3%        3.0%      3.5%
Research & Development            --        (24.8%)      (8.8%)       5.0%       3.0%        3.0%     (5.2%)
License Fees                      --       (100.0%)       nmf         nmf        nmf         nmf       nmf
Management Fees                   --       (101.1%)     (83.3%)      29.0%     (34.1%)     (96.1%)     nmf
                                 ----      ------      ------      ------     ------      ------    ------
TOTAL OPERATING EXPENSES          --         (8.3%)      (2.6%)       4.7%       3.4%        3.0%     (0.1%)

OPERATING INCOME (LOSS)           --       (167.5%)      41.1%       17.6%      11.7%        8.0%      nmf

OTHER INCOME (EXPENSE)
Interest (Expenses) Income        --         34.8%      (22.4%)       1.2%      (0.3%)      (0.4%)     1.0%
Exchange Gains (Losses)           --       (109.8%)    (100.0%)       nmf        nmf         nmf       nmf
Other Income (Expense)            --       (100.0%)       nmf         nmf        nmf         nmf       nmf
                                 ----      ------      ------      ------     ------      ------    ------
TOTAL OTHER INCOME (EXPENSE)      --         69.4%      (27.6%)       1.2%      (0.3%)      (0.4%)     4.3%

NET INCOME BEFORE TAX             --       (100.8%)    4052.3%       34.4%      20.8%       13.3%      nmf

PROVISIONS FOR INCOME TAXES       --       (100.0%)       nmf         nmf        nmf         nmf       nmf
                                 ----      ------      ------      ------     ------      ------    ------

NET INCOME (LOSS)                 --       (100.8%)    4052.3%       34.4%      20.8%       13.3%      nmf
                                 ====      ======      ======      ======     ======      ======    ======


VALUATION OF MKR HOLDINGS AS OF MARCH, 31 2000                          PAGE 44

                                   EXHIBIT #11

                              MARKER INTERNATIONAL


ADAMS GOLF: Adams Golf designs and manufactures golf clubs. The company's principal products are the Tight Lies fairway woods. Its other clubs include the Air Assault Drive and the Assault-VMI irons. As of March 31, 1998, the company had a 27% market share in the single fairway woods category. Approximately 79% of the company's sales are at the retail level and 6% of its sales are international. Adams Golf's target market is men and women golfers of various ages and ability levels.

ALDILA: Aldila manufactures graphite golf shafts. The company offers standard and customized shafts designed for various performance specifications and sold at a range of prices. It supplies shafts to golf-club manufactures such as Callaway Golf. Sales to Callaway Golf make up approximately 26% of the company's total sales. Sales of customized graphite shafts account for about 85% of the company's total sales. Adila also sells its products to pro shops, custom club shops, and repair shops. The company operates production facilities in the U.S., Mexico, and China.

BRUNSWICK: Brunswick manufactures marine and recreation products its marine products, which include Bayliner marine-propulsion systems, Sea Ray luxury yachts, and Mercury and Mariner boat motors are sold to the marina and boat-building industries, The company's recreational products include Zebco fishing reels and accessories, Mongoose bicycles and camping products, Igloo ice and beverage coolers, and Brunswick bowling equipment and billiard tables. In addition, Brunswick solely or jointly operates 125 recreation centers, primarily bowling centers, in the United States and abroad.

CALLAWAY GOLF: Callaway Golf manufactures golf clubs. It sells its line of Big Bertha, Great Big Bertha, and Biggest Big Bertha oversized metal woods and conventional-style metal woods, irons, wedges, and putters. These clubs, as well as those marketed under other trademarks, are sold to intermediate and advanced golfers at premium prices through retailer of professional-quality golf clubs in the United States and overseas. Sales of metal woods account for approximately 56% of the company's total sales Foreign sales account for about 38% of Callaway Golf's total sales.

CANNONDALE BIKE: Cannondale manufactures bicycles. The company uses lightweight aluminum as a material for its bicycle frames, and all of its 59 bicycle models are hand-assembled and constructed with hand weight aluminum frames. Its bicycles are marketed under the Cannondale brand name and carry the Handmade in USA logo. Cannondale's products are sold through specialty bicycle retailer in the United States and in more than 60 countries worldwide. The company also manufactures bicycle accessories, which includes clothing, packs and bags, bike trailers, and other components.

COASTCAST: Coastcast primarily manufactures golf equipment. Its products include stainless-steel and titanium golf clubheads and metal woods, irons, and putters. Coastcast's golf clubheads are used in Callaway, Tommy Armour, Odyssey, Titleist, Cleveland, Cobra, Wilson, Lynx, Ping, Ray Cook, Taylor Made, and Spaulding brand-name gold clubs. Sales to Callaway Golf account for approximately 46% of the company's total sales. In addition, Coastcast produces orthopedic implants and surgical tools for use in the manufacture of replacement hip and knee joints in humans and small animals.

CYBEX INTERNATIONAL: Cybex International designs, develops, and manufactures strength-training and cardiovascular exercise equipment used in fitness conditioning, sports medicine, and rehabilitation. These products are marketed under various trademarks, primarily CYBEX. The company's customers include fitness facilities, sports teams, research and educational centers, hospitals, private-practice physical-therapy clinics, and rehabilitation centers. Approximately 57% of Cybex's revenues are for its weight-training machines.

DIRECT FOCUS: Direct Focus develops and markets athletic equipment. The company designs home-fitness equipment that it sells under the Bowflex brand name. In addition, Direct Focus designs fitness equipment, knees and wrist wraps, dumbbells, hand grips, ankle and wrist weights, workout mats, and jump ropes that it markets under the Nautilus brand

VALUATION OF MKR HOLDINGS AS OF MARCH, 31 2000                          PAGE 45
name. It is also developing airbeds that are sold under the Instant Comfort and Nautilus Sleep Systems labels. The company markets its products though the Internet, television infomercials, direct mail, and distributors.

ESCALADE: Escalade produces sporting goods and office and graphic-arts products. Its sporting goods include table-tennis and pool tables, archery equipment, basketball backboards, darts, and dart cabinets. Escalade's office and graphic-arts products, which include checksigners, paper shredders, catalog racks, bindery carts, stamp affixers, and letter openers, are sold under private lables and brand names such as Premier, Martin Yale and Master Products. The company makes sporting goods for Sears Roebuck, which account for approximately 38% of Escalade's total sales.

HUFFY: Huffy designs and markets recreational products. Its Huffy Bicycle subsidiary designs a wide variety of bicycles for children and adults that are marketed under the Huffy, Royce Union, and Airborne brand names and under private labels. The company's Huffy Sports subsidiary produces basketball backboards, goals, and related products designed for home use. Huffy also offers inventory, assembly, and repair services for its products. The company operates manufacturing facilities overseas.

JOHNSON OUTDOORS: Johnson Outdoors manufactures recreational products. Its fishing and camping products include Minn Kota and Neptune electric fishing motors, Mitchell reels and rods, Johnson reels, Beetle Spin soft-body lures, Johnson spoons, Eureka! And Camp Trails backpacks and tents, Old Town canoes, Silva compasses, Spider Wire and Spider Wire Fusion fishing lines, and Jack Wolfskin camping tents, backpacks, and outdoor clothing. The company also manufactures Scubapro diving products. It agreed to sell its fishing-products operations to Berkley in 2000. K2: K2 produces recreational and industrial products. Its products include snow skis sold under the K2 and Olin brand names; Shakespeare fishing rods; Stearns water-safety vests, jackets, and suits; Girvin and k2 mountain bikes; Morrow and Ride snowboards; in-line skates and snowboards sold under the k2 name; and sportswear. The company's industrial products include nylon and polymer monofilaments, used in fishing line and weed-trimmers; fiberglass antennas and light poles; and paperboard products.

OAKLEY: Oakley manufactures high-performance athletic gear. The company's products currently include sunglasses, goggles, footwear, and watches. Its line of sunglasses includes products marketed under the M Frames, Zeros, Wires, Romeo, and eye jackets brand names. Oakley's targeted clientele are skiers, cyclists, runners, surfers, golfers, tennis players, and motorcyclists, as well as general fashion-oriented consumers. Foreign sales account for approximately 27% of Oakley's revenues.

PLAYCORE: Playcore manufactures wooden home and institutional playground equipment to the do-it-yourself market. Its equipment includes swing set, climbing units, plastic slides, and related accessories. The company also produces the Tuff Kids playground systems and playhouses, designed for use in school playgrounds and public recreation areas. Playcore markets its products under brand names such as Cool Wave Slide, Twin Towers, Wiggle Wave Slide, and Mustang through home-improvement centers, building-supply stores, and hardware stores throughout the United States.

RAWLINGS SPORTING GOODS: Rawlings Sporting Goods supplies sports equipment in North America, and baseball equipment and uniforms in Japan. It sells its products though various distribution channels, including mass merchandisers, sporting-good stores, and institutional sporting-goods dealers. Rawlings also has the exclusive right to use the logos of certain sports organizations, including professional baseball's National and American Leagues, All-Star Game, and World Series, and the National Collegiate Athletic Association. It is the exclusive supplier of baseballs to the professional leagues.

RIDDELL SPORTS: Riddell Sports manufactures sports equipment and products and licenses others to use its trademark on clothing, footwear, and other nonathletic products. Its products include football helmets, shoulder pads, baseball helmets, ice-hockey pads, and other sports equipment. In addition, the company sells sports-collectible products and reconditions helmets. It also manufactures cheerleading and dance-team uniforms. Riddell Sports sells its products under the Riddell and MacGregor brand names to professional, college, and high-school sports teams in North American.

STURM RUGER: Sturm, Ruger & Company manufactures and sells firearms. The company offers products in all four firearm categories: pistols, revolvers, rifles, and shotguns. These guns, sold under the Ruger name, consist of 22 caliber rimfire-autoloading pistols, centerfire-autoloading pistols in various calibers, single-action and double-action revolvers in

VALUATION OF MKR HOLDINGS AS OF MARCH, 31 2000                          PAGE 46
various calibers, single-shot, autoloading, and bolt-action rifles in various hunting calibers, and shotguns in two gauges. The company also manufactures ferrous, aluminum, and titanium investment casting for various industries.

VARIFLEX: Variflex markets skates and other products used by skaters and skateboarders. Its protective equipment includes wrist guards, elbow pads, knee pads, and safety helmets. The company also sells traditional roller skates, and a variety of skateboards. Variflex designs and develops its products which are then manufactured to the company's specifications by independent contractors. Its skates are sold internationally under the Assault, Alien, Comet XT, Crystal, Dasher, Excell, Firebird, Fury, GX-2, Maverick, Mystic, Nighthawk, Ranger, Reactor, and Shadow names.

VALUATION OF MKR HOLDINGS AS OF MARCH, 31 2000                          PAGE 47

                                   EXHIBIT #12

                              MARKER INTERNATIONAL
                           PUBLIC COMPANY COMPARABLES
                            SELECTED CHARACTERISTICS
                              AS OF MARCH 31, 2000

                                                                 Revenue
                                  Market                         Growth %      Net Margin    Net Margin     Long-Term
Company Name                  Capitalization      Revenue         3 Year          TTM          Year 1      Liabilities      Equity
------------                  --------------      -------         ------       ----------    ----------    -----------      ------
Adams Golf                           37.2            54.0         322.1         (19.6)         14.8            2.6            82.7
Aldila                               30.0            45.1           3.4          (4.7)          4.5           15.4            79.1
Brunswick                         1,738.8         4,349.8          10.7           0.9           0.9          966.2         1,300.2
Callaway Golf                     1,179.1           735.3           8.0           7.7          (3.8)          19.6           500.9
Cannondale                           50.6           163.9           6.6           1.5           3.4           67.6            73.9
Coastcast                           134.9           130.5          23.9           7.9           5.3            0.5            83.3
Cybex International                  36.3           123.8          42.9           3.2           0.8           35.9            41.0
Direct Focus                        289.9           137.8         129.0          16.8          21.8            0.1            43.5
Escalade                             48.2            90.8          (0.2)          6.7           6.8            3.6            26.4
Huffy                                44.5           561.0           7.3          (5.9)         (0.1)          33.3            49.5
Johnson Outdoors                     50.3           353.0           1.9          (4.0)          1.9           69.4            98.4
K2                                  142.1           635.1           8.6           1.6           0.8          106.7           212.3
Oakley                              751.0           272.2          10.3           7.7          10.4           21.6           184.7
Playcore                             53.6           191.9          36.6           3.7           4.1           60.2            24.1
Rawlings Sporting Goods              35.6           175.2           3.4          (2.8)         (2.0)           9.0            40.7
Riddell Sports                       27.8           207.0          40.7          (1.3)         (3.8)         148.6            33.6
Sturm Ruger                         235.5           241.7           3.2          14.0          11.1           17.5           161.3
Variflex                             26.3            38.3         (19.8)          0.9           2.1            0.0            31.6

MEDIAN                               50.5           183.6           8.3           1.6           2.8           20.6            76.5

MARKER                                 NA            56.2         (16.9)        (13.7)        (13.7)          10.9             8.0


                                   Total         Current       Debt to       Debt to     Return on     Return on
                                   Assets         Ratio        Equity       Total Cap     Assets        Equity          Beta
                                   ------        -------       -------      ---------    ---------     ---------        ----
Adams Golf                           91.3         10.2           3.1%          0.0         12.9          14.2             NA
Aldila                              108.6          2.2          19.5%         16.6          2.4           3.5           0.82
Brunswick                         3,354.8          1.5          74.3%         32.4          1.1           2.9           1.46
Callaway Golf                       639.2          1.8           3.9%          0.0         (4.1)         (5.9)          1.38
Cannondale                          166.7          3.6          91.5%         42.7          3.6           7.9          (0.04)
Coastcast                            92.3          8.5           0.6%          0.0          9.2           9.9           0.57
Cybex International                 105.0          1.6          87.6%         46.8          0.9           2.6           0.27
Direct Focus                         59.2          3.4           0.2%          0.0         51.2          70.7             NA
Escalade                             54.0          1.5          13.6%         19.3          9.7          23.0           0.03
Huffy                               244.0          1.1          67.3%         24.2         (0.2)         (0.7)          0.43
Johnson Outdoors                    297.6          1.6          70.5%         36.5          2.3           5.5           0.27
K2                                  430.5          2.6          50.3%         35.4          1.1           2.4           0.23
Oakley                              242.3          2.1          11.7%         10.7         10.7          14.9           0.48
Playcore                            141.5          1.0         249.8%         75.1          4.5          28.6             NA
Rawlings Sporting Goods             141.6          1.1          22.1%          0.3         (2.8)         (8.0)          0.06
Riddell Sports                      210.3          2.3         442.3%         83.3         (3.8)        (28.1)          0.61
Sturm Ruger                         217.0          5.1          10.8%          0.0         11.9          15.2           0.27
Variflex                             38.7          7.7           0.0%          0.0          2.0           2.3           0.21
MEDIAN                              154.2          2.2          20.8%         18.0          2.4           4.5           0.3
MARKER                               51.9          1.2         136.5%         57.7        (14.8)        (96.3)            NA


VALUATION OF MKR HOLDINGS AS OF MARCH, 31 2000                          PAGE 48

EXHIBIT #12, Page #2

MARKER INTERNATIONAL
PUBLIC COMPANY COMPARABLES
SELECTED CHARACTERISTICS
AS OF MARCH 31, 2000

                                                         Price/Cash
                                 Forward      Price/     Flow Ratio    Price/    Market Cap./
                                 PE Ratio      Book        Current    Revenue      Assets
                                 --------     ------     ----------   -------    ------------
Adams Golf                         NMF         0.5           NA         0.7         0.4
Aldila                            96.9         0.4          6.5         0.7         0.3
Brunswick                          7.0         1.3          5.8         0.4         0.5
Callaway Golf                     13.8         2.4          8.5         1.7         1.8
Cannondale                        13.0         0.7          3.8         0.3         0.3
Coastcast                           NA         1.6          7.4         1.1         1.5
Cybex International                 NA         0.9          8.6         0.3         0.3
Direct Focus                      11.2         6.7         13.9         2.4         4.9
Escalade                            NA         1.8          4.2         0.6         0.9
Huffy                              7.3         0.9          0.5         0.1         0.2
Johnson Outdoors                   5.2         0.5          1.8         0.1         0.2
K2                                 7.2         0.7          3.9         0.2         0.3
Oakley                            23.6         4.1         18.2         2.9         3.1
Playcore                            NA         2.2          8.9         0.3         0.4
Rawlings Sporting Goods            7.8         0.9          2.5         0.2         0.3
Riddell Sports                      NA         0.8           NA         0.1         0.1
Sturm Ruger                         NA         1.5          4.6         1.0         1.1
Variflex                            NA         0.8           NA         0.7         0.7

MEDIAN                             9.5         0.9          5.8         0.5         0.4


VALUATION OF MKR HOLDINGS AS OF MARCH, 31 2000                          PAGE 49

                                   EXHIBIT #13

                              MARKER INTERNATIONAL
                MARKET VALUE RATIOS OF THE INDUSTRY SAMPLE GROUP
                              AS OF MARCH 31, 2000

                Price/
               Forward      Price/        Price/
               Earnings      Book         Revenue
               --------     ------        -------
Median           9.5         90.0%         50.0%

                          ADJUSTMENTS TO MARKET RATIOS

                                                                 Market
                                                                 Value
                                                               Adjustment
                                                               ----------
Relative Lack of Marketability Discount                          10.0%
Smaller Size of Company Discount                                  5.0%
Financial Risk                                                   10.0%
Premium for Control                                              35.0%

NET ADJUSTMENT FACTOR APPLIED TO MARKET RATIOS *                103.9%

ADDITIONAL DISCOUNT APPLICABLE TO PRICE/REVENUE RATIO
Lack of Profitability                                            15.0%


* Adjustment factors are multiplicative

                                   Price/      Price/         Price/
                                  Earnings      Book         Revenue
                                  --------     ------        -------
Adjusted Ratios                     9.9         93.5%         44.2%
Adjusted Ratios - Rounded           9.9         93.0%         44.0%


                              MARKER INTERNATIONAL
                             INDICATED MARKET VALUES
                                     ($000s)

                                                                         Indicated
                                                                          Market
                                             Marker          Ratio         Value
                                             ------          -----       ---------
Projected 2001 Earnings (Adjusted)              384            9.9         3,800
2000 Revenue                                 56,241           44.0%       24,746
March 31, 2000 Book Value (Adjusted)          7,987           93.0%        7,428


VALUATION OF MKR HOLDINGS AS OF MARCH, 31 2000                          PAGE 50

                                   EXHIBIT #14

                    HISTORICAL STRUCTURE OF YIELDS OBSERVABLE
                       AND AVAILABLE ON SELECTED SECURTIES


                                              Historical
                                                Return                                     Differential
                                              ----------                                   ------------
U.S. Treasury Bills                              3.8%
                                                                Maturity Premium               1.7%
Long-Term Government Bonds                       5.5%
                                                                Default Premium                0.4%
Long-Term Corporate Bonds                        5.9%
                                                                Ownership Premium              7.4%
Common Stocks                                   13.3%

DIFFERENTIAL                                                                                   9.5%


Note: Differential represents the difference between returns (e.g., maturity premium = return on long-term government bonds less return on treasury bills).

SOURCE: Ibbotson Associates, 2000 Stocks, Bonds, Bills, and Inflation Yearbook

VALUATION OF MKR HOLDINGS AS OF MARCH, 31 2000                          PAGE 51

                                   EXHIBIT #15

                              MARKER INTERNATIONAL
        COMPUTATION OF EQUITY DISCOUNT RATE - CONTROLLING INTEREST BASIS

                               HVA BUILD-UP METHOD

DISCOUNT RATE:
  MARKET FACTORS
Risk-Free Rate - U. S. Treasury Bills                         5.9%  3/31/00
Common Stock Premium                                          9.5%  Exhibit #14
                                                             -----
                                                             15.4%  Represents minority position
COMPANY-SPECIFIC RISKS
Size of Company                                               2.0%
Limited markets for specialized product line                  0.5%
                                                             -----
ADJUSTED RATE FOR COMPANY SPECIFIC RISKS                     17.9%

MARKET ADJUSTEMENT FOR CONTROL PREMIUM                       35.0%

MARKET ADJUSTMENT FOR LACK OF MARKETABILITY                  10.0%

BUILD-UP DISCOUNT RATE                                       14.7%       12.8%

                         DISCOUNT RATE DETERMINED BY THE
                       CAPITAL ASSET PRICING MODEL (CAPM)

CAPM = (RISK FREE RATE + BETA(COMMON STOCK PREMIUM) + COMPANY SPECIFIC RISK
       ADJUSTMENT + LACK OF MARKETABILITY DISCOUNT - CONTROL PREMIUM ADJUSTMENT

Risk Free Rate (T-Bill Rate)                                  5.9%  3/31/00
Beta                                                          0.3
Common Stock Premium                                          9.5%  Exhibit #14
Control Premium-Market Rate Adjustment                       35.0%
Lack of Marketability Discount                               10.0%

COMPANY-SPECIFIC RISK:
Size of Company                                               2.0%
Limited markets for specialized product line                  0.5%

CAPM =                                                        7.8%
                                                             =====

                     DISCOUNT RATE - AVERAGE OF TWO METHODS

  Build-Up Rate                                        14.7%
  CAPM Rate                                             7.8%
                                                       -----
Total                                                  22.6%

Average Discount Rate                                  11.3%
Average Discount Rate  - Rounded                       11.0%
                                                       =====

                               CAPITALIZATION RATE
        (Capitalization rate = Discount rate less long term growth rate)

Disount Rate                                           11.0%
Less: Long-Term Growth Rate                             3.0%
                                                       -----
Equity Capitalization Rate                              8.0%
                                                       =====

VALUATION OF MKR HOLDINGS AS OF MARCH, 31 2000                          PAGE 52

                                   EXHIBIT #16

                              MARKER INTERNATIONAL
                        WEIGHTED AVERAGE COST OF CAPITAL

COST OF DEBT
------------
Weighted Average Cost of Debt                    6.9%
NET COST OF DEBT AFTER TAX(1)                    4.1%

CAPITAL STRUCTURE
-----------------
Debt as % of Total Capital(2)                    35%
Equity as % of Total Capital                     65%

WEIGHTED AVERAGE COST OF CAPITAL                                        Weighted
--------------------------------                Weight       Cost         Cost
                                                ------      -----       --------
Debt                                             35%         4.1%         1.4%
Equity                                           65%        11.0%         7.2%
                                                                         ----
WEIGHTED AVERAGE COST OF CAPITAL                                          8.6%

WEIGHTED AVERAGE CAPITALIZATION RATE
------------------------------------
Weighted Average Cost of Capital                                          8.6%
Less: Long-Term Growth Rate                                               3.0%
WEIGHTED AVERAGE CAPITALIZATION RATE                                      5.6%


                                                                            Weighted
PRIME RATE                              Rate       Sales       % Sales       Average
----------                             ------     -------      -------      --------
United States                           9.00%     13,944        40.4%          3.6%
Germany                                 4.50%     13,271        38.5%          1.7%
Canada                                  7.00%      1,625         4.7%          0.3%
Japan                                   1.38%      5,668        16.4%          0.2%
                                                  ------       -----          ----
                                                  34,508       100.0%          5.9%

DEBT MIX
--------
Short-Term Debt                        22,222      67.1%
Long-Term Debt                         10,902      32.9%
                                       ------     ------
Total Debt                             33,124     100.0%

SHORT-TERM RATE
---------------
  Weighted Average Prime                 5.9%
  Premium                                1.5%
                                       ------
SHORT-TERM RATE                          7.4%

LONG-TERM RATE
--------------
  German Prime                          4.50%
  Premium                               1.25%
                                       ------
LONG-TERM RATE                          5.75%

                                                                Weighted
WEIGHTED AVERAGE COST OF DEBT            Rate      Weight         Rate
-----------------------------            ----      ------       --------
  Short-Term                             7.4%      67.1%          5.0%
  Long-Term                              5.8%      32.9%          1.9%
                                                                 -----
WEIGHTED AVERAGE COST OF DEBT                                     6.9%


(1)  Tax rate =                           40%
(2)  Similar to K2


VALUATION OF MKR HOLDINGS AS OF MARCH, 31 2000                          PAGE 53

                                   APPENDIX A

                                  Certification


VALUATION OF MKR HOLDINGS AS OF MARCH, 31 2000                          PAGE 54

                                  CERTIFICATION

I certify that, to the best of my knowledge and belief:

     -    the statements of fact contained in this report are true and correct.

     - the report analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and are my personal, unbiased professional analyses, opinions, and conclusions.

     - I have no present or prospective interest in the company that is the subject of this report, and I have no personal interest or bias with respect to the parties involved.

     - my compensation is not contingent upon the reporting of a predetermined value or direction in value that favors the cause of the client, the amount of the value estimate, the attainment of a stipulated result, or the occurrence of a subsequent event.

     - my analysis, opinions, and conclusions were developed, and this report has been prepared, in conformity with the Uniform Standards of Professional Appraisal Practice.

     - no one provided significant professional assistance to the person signing this certification.


                                       /S/ Fredric L. Jones
                                       -----------------------------
                                       Frederic L. Jones, ASA


VALUATION OF MKR HOLDINGS AS OF MARCH, 31 2000                          PAGE 55

                                   APPENDIX B

                        Statement of Limiting Conditions


VALUATION OF MKR HOLDINGS AS OF MARCH, 31 2000                          PAGE 56

STATEMENT OF LIMITING CONDITIONS

THE FOLLOWING CONDITIONS ARE AN INTEGRAL PART OF THIS VALUATION OF MARKER INTERNATIONAL, GMBH ("THE COMPANY") PREPARED BY HOULIHAN VALUATION ADVISORS ("HVA"):

     Neither HVA nor its principals have any present or intended interest in the Company. HVA's fees for this valuation are based on professional time charges and are in no way contingent upon the final valuation figure determined herein.

     This report is intended only for the specific use and purpose stated herein. It is intended for no other use and is not to be copied or given to unauthorized persons without the direct written consent of HVA. The value opinion expressed herein is valid only for the stated purpose and the date of the valuation. The report and information and conclusions contained therein should in no way be construed to be investment advice.

     HVA does not purport to be a guarantor of value. Valuation is an imprecise science, with value being a question of informed judgement, and reasonable persons can differ in their estimates of value. HVA does certify that this valuation study was conducted and the conclusion arrived at independently using conceptually sound and commonly accepted methods of valuation.

     In preparing the valuation report, we used information provided by the Company. It has been represented by the Company that the information is reasonably complete and accurate. We did not make independent examinations of any financial statements, projections, or other information, prepared or provided by Company management which were relied upon and, accordingly, we make no representations or warranties nor do we express any opinion regarding the accuracy or reasonableness of such.

     The valuation conclusions derived herein implicitly assume that the existing management of the Company will maintain the character and integrity of the Company through any sale, reorganization, or diminution of the owners' participation.

     Publicly available information utilized herein, (e.g., economic, industry, statistical and/or investment information) has been obtained from sources deemed to be reliable. It is beyond the scope of this report to verify the accuracy of such information, and we make no representations as to its accuracy.

     This engagement is limited to the production of the report and conclusions contained herein. HVA has no obligation to provide future services (e.g., expert testimony in court or before governmental agencies) related to the contents of this report unless arrangements for such future services have been made.

     This valuation report and the conclusions contained herein are necessarily based on market and economic conditions as they existed at the date of valuation.

     The principals of HVA assigned to this engagement are Accredited Senior Appraisers in good standing with the American Society of Appraisers, a national organization that certifies business appraisers. HVA conforms to the Uniform Standards of Professional Appraisal Practice for purposes of business valuations. HVA also conforms to the business valuation standards I through IX set forth by the American Society of Appraisers.

VALUATION OF MKR HOLDINGS AS OF MARCH, 31 2000                          PAGE 57

                                   APPENDIX C

                          Internal Revenue Ruling 59-60


VALUATION OF MKR HOLDINGS AS OF MARCH, 31 2000                          PAGE 58

                              REVENUE RULING #59-60


SECTION 2031.  DEFINITION OF GROSS ESTATE

26 CFR 20.2031-2; Valuation of stocks and bonds.
(Also Section 2512.)
(Also Part II, Sections 811 (k), 1005
Regulations 105, Section 81.10.)

     In valuing the stock of closely held corporations, or the stock of corporations where market quotations are not available, all other available financial data, as well as all relevant factors affecting the fair market value, must be considered for estate tax and gift tax purposes. No general formula may be given that is applicable to the many different valuation situations arising in the valuation of such stock. However, the general approach, methods, and factors which must be considered in valuing such securities are outlined.

     Revenue Ruling 54-77, C.B. 1954-1, 187, superseded.

Section 1. Purpose

The purpose of this Revenue Ruling is to outline and review in general the approach, methods and factors to be considered in valuing shares of the capital stock of closely held corporations for estate tax and gift tax purposes. The methods discussed herein will apply likewise to the valuation of corporate stocks on which market quotations are either unavailable or are of such scarcity that they do not reflect the fair market value.

Section 2. Background and Definitions

     .01 All valuations must be made in accordance with the applicable provisions of the Internal Revenue Code of 1954 and the Federal Estate Tax and Gift Tax Regulations. Sections 2031(a), 2032 and 2512(a) of the 1954 Code (sections 811 and 1005 of the 1939 Code) require that the property to be included in the gross estate, or made the subject of a gift, shall be taxed on the basis of the value of the property at the time of death of the decedent, the alternate date if so elected, or the date of gift.

     .02 Section 20.2031-1(b) of the Estate Tax Regulations (section 81.10 of the Estate Tax Regulations 105) and section 25.2512-1 of the Gift Tax Regulations (section 86.19 of Gift Tax Regulations 108) define fair market value, in effect, as the price at which the property would change hands between a willing buyer and a willing seller when the former is not under any compulsion to buy and the latter is not under any compulsion to sell, both parties having reasonable knowledge of relevant facts. Court decisions frequently state in addition that the hypothetical buyer and seller are assumed to be able, as well as willing, to trade and to be well informed about the property and concerning the market for such property.

     .03 Closely held corporations are those corporations the shares of which are owned by a relatively limited number of stockholders. Often the entire stock issue is held by one family. The result of this situation is that little, if any, trading in the shares takes place. There is, therefore, no established market for the stock and such sales as occur at irregular intervals seldom reflect all of the elements of a representative transaction as defined by the term "fair market value."

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Section 3. Approach to Valuation

     .01 A determination of fair market value, being a question of fact, will depend upon the circumstances in each case. No formula can be devised that will be generally applicable to the multitude of different valuation issues arising in estate and gift tax cases. Often, an appraiser will find wide differences of opinion as to the fair market value of a particular stock. In resolving such differences, he should maintain a reasonable attitude in recognition of the fact that valuation is not an exact science. A sound valuation will be based upon all the relevant facts, but the elements of common sense, informed judgement and reasonableness must enter into the process of weighing those facts and determining their aggregate significance.

     .02 The fair market value of specific shares of stock will vary as general economic conditions change from "normal" to "boom" or "depression," that is, according to the degree of optimism or pessimism with which the investing public regards the future at the required date of appraisal. Uncertainty as to the stability or continuity of the future income from a property decreases its value by increase the risk of loss of earnings and value in the future. The value of shares of stock of a company with very uncertain future prospects is highly speculative. The appraiser must exercise his judgement as to the degree of risk attaching to the business of the corporation which issued the stock, but that judgement must be related to all of the other factors affecting value.

     .03 Valuation of securities is, in essence, a prophesy as to the future and must be based on facts available at the required date of appraisal. As a generalization, the prices of stocks which are traded in volume in a free and active market by informed persons best reflect the consensus of the investing public as to what the future holds for the corporations and industries represented. When a stock is closely held, is traded infrequently, or is traded in an erratic market, some other measure of value must be used. In many instances, the next best measure may be found in the prices at which the stocks of companies engaged in the same or a similar line of business are selling in a free and open market.

Section 4. Factors to Consider

     .01 It is advisable to emphasize that in the valuation of the stock of closely held corporations or the stock of corporations where market quotations are either lacking or too scarce to be recognized, all available financial data, as well as all relevant factors affecting the fair market value, should be considered. The following factors, although not all-inclusive, are fundamental and require careful analysis in each case:

          (a) The nature of the business and the history of the enterprise from its inception.

          (b) The economic outlook in general and the condition and outlook of the specific industry in particular.

          (c) The book value of the stock and the financial condition of the business.

          (d)  The earning capacity of the company.

          (e)  The dividend-paying capacity.

          (f) Whether or not the enterprise has goodwill or other tangible value.

          (g)  Sales of the stock and the size of the block to be valued.

          (h) The market price of stocks of corporations engaged in the same or a similar line of business having their stocks actively traded in a free and open market, either on an exchange or over-the-counter.

     .02 The following is a brief discussion of each of the foregoing factors:


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          (a)  The history of a corporate enterprise will show its past stability or instability, its growth or lack of growth, the diversity or lack of diversity of its operations, and other facts needed to form an opinion of the degree of risk involved in the business. For an enterprise which changed its form of organization but carried on the same or closely similar operations of its predecessor, the history of the former enterprise should be considered. The detail to be considered should increase with approach to the required date of appraisal, since recent events are of the greatest help in predicting the future; but a study of gross and net income, and of dividends covering a long prior period, is highly desirable. The history to be studied should include but need not be limited to the nature of the business, its products or services, its operating and investment assets, capital structure, plant facilities, sales records and management, all of which should be considered as of the date of the appraisal, with due regard for recent significant changes. Events of the past that are unlikely to recur in the future should be discounted, since value has a close relation to future expectancy.

          (b) A sound appraisal of a closely held stock must consider current and prospective economic conditions as of the date of appraisal, both in the national economy and in the industry or industries with which the corporation is allied. It is important to know that the company is more or less successful than its competitors in the same industry, or that it is maintaining a stable position with respect to competitors. Equal or even greater significance may attach to the ability of the industry with which the company is allied to compete with other industries. Prospective competition which has not been a factor in prior years should be given careful attention. For example, high profits due to the novelty of its product and the lack of competition often lead to increasing competition. The public's appraisal of the future prospects of competitive industries or of competitors within an industry may be indicated by price trends in the markets for commodities and for securities. The loss of the manager of a so-called "one-man" business may have a depressing effect upon the value of the stock of such business, particularly if there is a lack of trained personnel capable of succeeding to the management of the enterprise. In valuing the stock of this type of business, therefore, the effect of the loss of the manager on the future expectancy of the business and the absence of management-succession potentialities are pertinent factors to be taken into consideration. On the other hand, there may be factors which offset, in whole or in part, the loss of the manager's services. For instance, the nature of the business and of its assets may be such that they will not be impaired by the loss of the manager's services. Furthermore, the loss may be adequately covered by life insurance, or competent management might be employed on the basis of the consideration paid for the former manager's services. These, or other offsetting factors, if found to exist, should be carefully weighed against the loss of the manager's services in valuing the stock of the enterprise.

          (c) Balance sheets should be obtained, preferably in the form of comparative annual statements for two or more years immediately preceding the date of appraisal, together with a balance sheet at the end of the month preceding that date, if corporate accounting will permit. Any balance sheet descriptions that are not self-explanatory and balance sheet items comprehending diverse assets or liabilities should be clarified in essential detail by supporting supplemental schedules. These statements usually will disclose to the appraiser: (1) liquid position (ratio of current assets to current liabilities); (2) gross and net book value of principal classes of fixed assets; (3) working capital; (4) long-term indebtedness; (5) capital structure; and (6) net worth. Consideration also should be given to any assets not essential to the operation of the business, such as investments in securities, real estate, etc. In general, such nonoperating assets will command a lower rate of return than do the operating assets, although in exceptional cases the reverse may be true. In computing the book value per share of stock, assets of the investment type should be revalued on the basis of their market price and the book value adjusted accordingly. Comparison of the company's balance sheets over several years may reveal, among other facts, such developments as the acquisition of additional production facilities or subsidiary companies, improvement in financial position, and details as to recapitalizations and other changes in the capital structure of the corporation. If the corporation has more than one class of stock outstanding, the charter or

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               certificate of incorporation should be examined to ascertain the explicit rights and privileges of the various stock issues, including: (1) voting powers, (2) preference as to dividends, and
               (3) preference as to assets in the event of liquidation.

          (d) Detailed profit-and-loss statements should be obtained and considered for a representative period immediately prior to the required date of appraisal, preferably five or more years. Such statements should show (1) gross income by principal items; (2) principal deductions from gross income including major prior items of operating expenses, interest and other expense on each item of long-term debt, depreciation and depletion if such deductions are made, officers' salaries, in total if they appear to be reasonable or in detail if they seem to be excessive, contributions (whether or not deductible for tax purposes) that the nature of its business and its community position require the corporation to make, and taxes by principal items, including income and excess profit taxes; (3) net income available for dividends; (4) rates and amounts of dividends paid on each class of stock; (5) remaining amount carried to surplus; and (6) adjustments to and reconciliation with surplus as stated on the balance sheet. With profit and loss statements of this character available, the appraiser should be able to separate recurrent from nonrecurrent items of income and expense, to distinguish between operating income and investment income, and to ascertain whether or not any line of business in which the company is engaged is operated consistently at a loss and might be abandoned with benefit to the company. The percentage of earnings retained for business expansion should be noted when dividend-paying capacity is considered. Potential future income is a major factor in many valuations of closely-held stocks, and all information concerning past income which will be helpful in predicting the future should be secured. Prior earnings records usually are the most reliable guide as to the future expectancy, but resort to arbitrary five- or ten-year averages without regard to current trends or future prospects will not produce a realistic valuation. If, for instance, a record of progressively increasing or decreasing net income is found, then greater weight may be accorded the most recent years' profits in estimating earning power. It will be helpful, in judging risk and the extent to which a business is a marginal operation, to consider deductions from income and net income in terms of percentage of sales. Major categories of cost and expense to be so analyzed include the consumption of raw materials and supplies in the case of manufacturers, processors and fabricators; the cost of purchased merchandise in the case of merchants; utility services, insurance; taxes; depletion or depreciation; and interest.

          (e) Primary consideration should be given to the dividend-paying capacity of the company rather than to dividends actually paid in the past. Recognition must be given to the necessity of retaining a reasonable portion of profits in a company to meet competition. Dividend-paying capacity is a factor that must be considered in an appraisal, but dividends actually paid in the past may not have any relation to dividend-paying capacity. Specifically, the dividends paid by a closely held family company may be measured by the income needs of the stockholders or by their desire to avoid taxes on dividend receipts, instead of by the ability of the company to pay dividends. Where an actual or effective controlling interest in a corporation is to be valued, the dividend factor is not a material element, since the payment of such dividends is discretionary with the controlling stockholders. The individual or group in control can substitute salaries and bonuses for dividends, thus reducing net income and understating the dividend-paying capacity of the company. It follows, therefore, that dividends are less reliable criteria of fair market value than other applicable factors.

          (f) In the final analysis, goodwill is based upon earning capacity. The presence of goodwill and its value, therefore, rests upon the excess of net earnings over and above a fair return on the net tangible assets. While the element of goodwill may be based primarily on earnings, such factors as the prestige and renown of the business, the ownership of a trade or brand name, and a record of successful operation over a prolonged period in a particular locality also may furnish support for the inclusion of intangible value. In some instances it may not be possible to make a separate appraisal of the tangible and intangible assets of the business. The enterprise has a value as an

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               entity. Whatever intangible value there is, which is supportable by the facts, may be measured by the amount by which the appraised value of the intangible assets exceeds the net book value of such assets.

          (g) Sales of stock of a closely held corporation should be carefully investigated to determine whether they represent transactions at arm's length. Forced or distress sales do not ordinarily reflect fair market value nor do isolated sales in small amounts necessarily control as the measure of value. This is especially true in the valuation of a controlling interest in a corporation. Since, in the case of closely held stocks, no prevailing market prices are available, there is no basis for making an adjustment for blockage. It follows, therefore, that such stocks should be valued upon a consideration of all the evidence affecting the fair market value. The size of the block of stock itself is a relevant factor to be considered. Although it is true that a minority interest in an unlisted corporation's stock is more difficult to sell than a similar block of listed stock, it is equally true that control of a corporation, either actual or in effect, representing as it does an added element of value, may justify a higher value for a specific block of stock.

          (h) Section 2031(b) of the Code states, in effect, that in valuing unlisted securities the value of stock or securities of corporations engaged in the same or a similar line of business which are listed on an exchange should be taken into consideration along with all factors. An important consideration is that the corporations to be used for comparisons have capital stocks which are actively traded by the public. In accordance with section 2031(b) of the Code, stocks listed on an exchange are to be considered first. However, if sufficient comparable companies whose stocks are listed on an exchange cannot be found, other comparable companies which have stocks actively traded in on the over-the-counter market also may be used. The essential factor is that whether the stocks are sold on an exchange or over-the-counter there is evidence of an active, free public market for the stock as of the valuation date. In selecting corporations for comparative purposes, care should be taken to use only comparable companies. Although the only restrictive requirement as to comparable corporations specified in the statute is that their lines of business be the same or similar, yet it is obvious that consideration must be given to other relevant factors in order that the most valid comparison possible will be obtained. For illustration, a corporation having one or more issues of preferred stock, bonds or debentures in addition to its common stock should not be considered to be directly comparable to one having only common stock outstanding. In like manner, a company with a declining business and decreasing markets is not comparable to one with a record of current progress and market expansion.

Section 5. Weight to be Accorded Various Factors

The valuation of closely held corporate stock entails the consideration of all relevant factors as stated in Section 4. Depending upon the circumstances in each case, certain factors may carry more weight than others because of the nature of the company's business. To illustrate:

          (a) Earnings may be the most important criterion of value in some cases whereas asset value will receive primary consideration in others. In general, the appraiser will accord primary consideration to earnings when valuing stocks of companies which sell products or services to the public; conversely, in the investment or holding type of company, the appraiser may accord the greatest weight to the assets underlying the security to be valued.

          (b) The value of the stock of a closely held investment or real estate holding company, whether or not family owned, is closely related to the value of the assets underlying the stock. For companies of this type the appraiser should determine the fair market values of the assets of the company. Operating expenses of such a company and the cost of liquidating, if any, merit consideration when appraising the relative values of the stock and the underlying assets. The market values of the underlying assets give due weight to potential earnings and dividends of the particular items of

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               property underlying the stock, capitalized at rates deemed proper by the investing public at the date of appraisal. A current appraisal by the investing public should be superior to the retrospective opinion of an individual. For these reasons, adjusted net worth should be accorded greater weight in valuing the stock of a closely held investment or real estate holding company, whether or not family owned, than any of the other customary yardsticks of appraisal, such as earnings and dividend paying capacity.

Section 6. Capitalization Rates

In the application of certain fundamental valuation factors, such as earnings and dividends, it is necessary to capitalize the average or current results at some appropriate rate. A determination of the proper capitalization rate presents one of the most difficult problems in valuation. That there is no ready or simple solution will become apparent by a cursory check of the rates of return and dividend yields in terms of the selling prices of corporate shares listed on the major exchanges in the country. Wide variations will be found even for companies in the same industry. Moreover, the ratio will fluctuate from year to year depending upon economic conditions. Thus, no standard tables of capitalization rates applicable to closely held corporations can be formulated. Among the more important factors to be taken into consideration in deciding upon a capitalization rate in a particular case are: (1) the nature of the business;
(2) the risk involved; and (3) the stability or irregularity of earnings.

Section 7. Average of Factors

Because valuations cannot be made on the basis of a prescribed formula, there is no means whereby the various applicable factors in a particular case can be assigned mathematical weights in deriving the fair market value. For this reason, no useful purpose is served by taking an average of several factors (for example, book value, capitalized earnings and capitalized dividends) and basing the valuation on the result. Such a process excludes active consideration of other pertinent factors, and the end result cannot be supported by a realistic application of the significant facts in the case except by mere chance.

Section 8. Restrictive Agreements

Frequently, in the valuation of closely held stock for estate and gift tax purposes, it will be found that the stock is subject to an agreement restricting its sale or transfer. Where shares of a stock were acquired by a decedent subject to an option reserved by the issuing corporation to repurchase at a certain price, the option price is usually accepted as the fair market value for estate tax purposes (see Revenue Ruling 54-76, C.B. 1954-1, 194.) However, in such cases the option price is not determinative of fair market value for gift tax purposes. Where the option or buy and sell agreement is the result of voluntary action by the stockholders and is binding during the life as well as at the death of the stockholders, such agreement may or may not, depending upon the circumstances of each case, fix the value for estate tax purposes. However, such agreement is a factor to be considered, with other relevant factors, in determining fair market value. Where the stockholder is free to dispose of his shares during life and the option is to become effective only upon his death, the fair market value is not limited to the option price. It is always necessary to consider the relationship of the parties, the relative number of shares held by the decedent, and other material facts, to determine whether the agreement represents a bona fide business arrangement or is a device to pass the decedent's shares to the natural objects of his bounty for less than an adequate and full consideration in money or money's worth. (In this connection, see Revenue Ruling 157 C.B. 1953-2, 255, and Revenue Ruling 189, C.B. 1953-2, 294.)

Section 9. Effect on Other Documents

Revenue Ruling 54-77, C.B. 1954-1, 187, is hereby superseded.(1)


-------------------
(1) Source: INTERNAL REVENUE BULLETIN; Cumulative Bulletin 1959-1, January - June 1959, pp. 237-244.


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                                   APPENDIX D

                        Credentials of HVA Professionals



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

                             FREDERIC L. JONES, ASA
                              SALT LAKE CITY OFFICE                    [LOGO]



PROFESSIONAL
--------------------------------------------------------------------------------
DESIGNATIONS                                   Accredited Senior Appraiser (ASA)
                    Senior Member of the American Society of Appraisers, Business Valuation Registered Appraiser, State of Utah

ACADEMIC DEGREES    B.A., DARTMOUTH COLLEGE, ECONOMICS
                    M.B.A., Dartmouth College, Amos Tuck School of Business
                    Administration


EMPLOYMENT          HOULIHAN VALUATION ADVISORS
                    PRINCIPAL - 1988 TO PRESENT
                    THE FIRM PROVIDES FINANCIAL OPINIONS, SECURITIES VALUATION,
                    AND CORPORATE ADVISORY SERVICES TO CORPORATIONS,
                    INSTITUTIONS, AGENCIES, FIDUCIARIES, PARTNERSHIPS AND
                    INDIVIDUALS REQUIRING EXPERT OPINION ON PRICING, STRUCTURE,
                    FAIRNESS, OR SOLVENCY IN CONNECTION WITH: MERGERS,
                    ACQUISITIONS, DIVESTITURES, RECAPITALIZATIONS, EQUITY
                    ALLOCATION, LBO'S, ESOP'S, TAXES LITIGATION, INTANGIBLE
                    ASSETS AND FRAUDULENT TRANSFERS.

                    SKI COUNTRY ADVISORS, A DIVISION OF HOULIHAN VALUATION ADVISORS
                    PRINCIPAL - 188 TO PRESENT
                    THE FIRM PROVIDES BUSINESS VALUATION, BUSINESS PLANNING, FINANCIAL RESTRUCTURING AND FEASIBILITY ANALYSES TO THE SKI INDUSTRY.

                    SUGARBUSH RESORT (VERMONT)
                    PRESIDENT AND CHIEF EXECUTIVE OFFICER - 1985 TO 1987

                    KIRKWOOD RESORT (CALIFORNIA)
                    PRESIDENT AND CHIEF EXECUTIVE OFFICER - 1980 TO 1985

                    COPPER MOUNTAIN (COLORADO)
                    VICE PRESIDENT OF OPERATIONS - 1973 TO 1980

                    WATERVILLE VALLEY RESORT (NEW HAMPSHIRE)
                    GENERAL MANAGER AND VICE PRESIDENT - 1969 TO 1973

                    MACK MOLDING COMPANY
                    PRODUCTION MANAGER AND VICE PRESIDENT - 1964 TO 1965, 1967 TO 1969


EXPERIENCE          SIGNIFICANT EXPERIENCE IN BUSINESS VALUATION AND BUSINESS
                    PLANNING, AS WELL AS FINANCIAL ANALYSIS AND RESTRUCTURING.
                    OVER 20 YEARS OF EXPERIENCE IN OPERATING AND RESTRUCTURING
                    SMALL TO MEDIUM SIZE COMPANIES IN THE RECREATION/LEISURE AND
                    MANUFACTURING INDUSTRIES. EXTENSIVE BACKGROUND IN STRATEGIC
                    PLANNING, DEVELOPMENT, OPERATION, FINANCING AND MANAGEMENT
                    OF BUSINESSES. HIS BUSINESS TRAINING AND PRACTICAL
                    EXPERIENCE GIVE HIM A BROAD PERSPECTIVE FROM WHICH TO
                    PROVIDE ASSISTANCE TO CLIENTS IN A WIDE VARIETY OF
                    BUSINESSES.


PROFESSIONAL        AMERICAN SOCIETY OF APPRAISER - VICE PRESIDENT SALT LAKE
SOCIETIES           CITY CHAPTER, 1993 TO 1994; PRESIDENT, 1994 TO 1995
                    NATIONAL SKI AREAS ASSOCIATION